Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 16, 2024

among

STEPSTONE GROUP LP,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA

MORGAN STANLEY SENIOR FUNDING, INC.

RBC CAPITAL MARKETS1

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Construction	48
1.3	Accounting Terms; GAAP	48
1.4	Divisions	49
1.5	Interest Rates; Benchmark Notification	49
1.6	Certain Calculations	49
1.7	Classification of Loans and Borrowings	51

ARTICLE II AMOUNT AND TERMS OF LOANS		51

2.1	Credit Facilities	51
2.2	Rate Designation	52
2.3	Interest Rates; Payment of Principal and Interest	52
2.4	Default Rate	56
2.5	Computation of Fees	56
2.6	Request for Borrowing	56
2.7	Conversion or Continuation	59
2.8	Mandatory Repayment	60
2.9	Voluntary Prepayments; Termination and Reduction in Commitments	61
2.10	Letters of Credit	62
2.11	Fees	66
2.12	Maintenance of Records; Effect	66
2.13	Increased Costs	66
2.14	Alternate Rate of Interest	67
2.15	Illegality	71
2.16	Place of Loans	71
2.17	Survivability	71
2.18	Increase in Revolving Commitments	71
2.19	Exchange Rates; Alternative Currency Equivalents	72
2.20	[Reserved]	73
2.21	[Reserved]	73
2.22	Defaulting Lenders	73
2.23	Taxes	75
2.24	Mitigation of Obligations	77

ARTICLE III CONDITIONS TO LOANS		77

3.1	Conditions Precedent to the Effective Date	77
3.2	Conditions Precedent to All Extensions of Credit	78

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BORROWER		79

4.1	Due Organization	80
4.2	Interests in Loan Parties and Subsidiaries	81
4.3	Requisite Power and Authorization	80
4.4	Binding Agreements	80
4.5	Compliance with Laws and Other Agreements	80
4.6	Litigation; Adverse Facts; Environmental Matters	80
4.7	Government Consents	81

i

4.8	[Reserved]	81
4.9	Payment of Taxes	81
4.10	Governmental Regulation	82
4.11	Disclosure	83
4.12	Debt	83
4.13	Existing Defaults	83
4.14	No Default; No Material Adverse Effect	83
4.15	Perfection, Etc.	83
4.16	Historical Financial Statements; Projections	84
4.17	Governing Documents of the Loan Parties	84
4.18	[Reserved]	84
4.19	Affected Financial Institutions	84
4.20	Federal Reserve Regulations; Exchange Act	84
4.21	Employee Matters; Employee Benefit Plans	84
4.22	Sanctions, Anti-Corruption Laws and USA PATRIOT Act	85
4.23	Use of Proceeds	86
4.24	Properties; Licenses, Etc.	86
4.25	Solvency	87
4.26	Beneficial Ownership	87

ARTICLE V AFFIRMATIVE COVENANTS OF BORROWER		87

5.1	Accounting Records and Inspection	88
5.2	Financial Statements and Other Information	88
5.3	Existence	91
5.4	Payment of Taxes and Claims	91
5.5	Compliance with Laws	91
5.6	Further Assurances	91
5.7	Additional Loan Parties; Additional Collateral	91
5.8	Insurance	92
5.9	Foreign Qualification	92
5.10	[Reserved]	92
5.11	Cash Management Systems	92
5.12	Maintenance of Properties	92
5.13	Conduct of Business	92
5.14	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	92
5.15	Compliance with Sanctions	93

ARTICLE VI NEGATIVE COVENANTS OF BORROWER		93

6.1	Debt	93
6.2	Liens	95
6.3	Investments	96
6.4	Negative Pledges	97
6.5	Dividends; Restricted Junior Debt Payments	98
6.6	Restriction on Fundamental Changes	98
6.7	Sale of Assets	99
6.8	Transactions with Affiliates	100
6.9	Conduct of Business	100
6.10	Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent	100
6.11	Use of Proceeds	101

6.12	Margin Regulation	101
6.13	Financial Covenants	101
6.14	Restrictive Agreements	102
6.15	Management Agreements	102
6.16	[Reserved]	102
6.17	Changes in Fiscal Year	102

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		103

7.1	Events of Default	103
7.2	Remedies	105
7.3	Application of Payments	106

ARTICLE VIII EXPENSES AND INDEMNITIES		107

8.1	Expenses	107
8.2	Indemnity	107

ARTICLE IX ASSIGNMENT AND PARTICIPATIONS		109

9.1	Assignments and Participations	109
9.2	Successors	112
9.3	ERISA	112

ARTICLE X AGENT; THE LENDER GROUP		113

10.1	Appointment and Authorization of Agent	113
10.2	[Reserved]	116
10.3	Reports and Information	116
10.4	Set Off; Sharing of Payments	117
10.5	Payments by Agent to the Lenders	118
10.6	Several Obligations; No Liability	119
10.7	Collateral Matters	119
10.8	Credit Bidding	119
10.9	Borrower Communications	120

ARTICLE XI MISCELLANEOUS		121

11.1	No Waivers, Remedies	121
11.2	Waivers and Amendments	122
11.3	Notices	124
11.4	[Reserved]	124
11.5	Headings	124
11.6	Execution in Counterparts; Effectiveness	124
11.7	GOVERNING LAW	125
11.8	JURISDICTION AND VENUE	125
11.9	WAIVER OF TRIAL BY JURY	126
11.10	Independence of Covenants	126
11.11	Confidentiality	126
11.12	Complete Agreement	127
11.13	USA Patriot Act Notice	127
11.14	Interest Rate Limitation	127

11.15	Judgment Currency	128
11.16	Severability	128
11.17	No Fiduciary Duties	128
11.18	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	129
11.19	Acknowledgement Regarding Any Supported QFCs	130
11.20	Amendment and Restatement of Existing Credit Agreement	130
11.21	Reaffirmation	131

ARTICLE XII GUARANTY		132

12.1	Guaranty of Payment	132
12.2	Obligations Unconditional	132
12.3	Modifications	134
12.4	Waiver of Rights	135
12.5	Reinstatement	135
12.6	Remedies	135
12.7	Limitation of Guaranty	135
12.8	[Reserved]	135
12.9	Keepwell	135

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance Agreement
Exhibit A-2	Form of Promissory Note for Advances
Exhibit A-3	Form of Loan Party Joinder Agreement
Exhibit B	[Reserved]
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Pledge and Security Agreement
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Solvency Certificate

SCHEDULES

Schedule A-1	Agent’s Account
Schedule A-2	Approved Banks
Schedule C	Revolving Commitments
Schedule D	Fee Paying Assets Under Management Definition
Schedule E Schedule 4.2	Existing Letters of Credit Subsidiaries
Schedule 4.10	Broker-Dealer Subsidiaries
Schedule 6.1	Debt
Schedule 6.2	Liens
Schedule 6.3	Investments
Schedule 6.4	Negative Pledges
Schedule 6.7	Sale of Assets
Schedule 6.8	Transactions with Shareholders and Affiliates
Schedule 6.14	Restrictive Agreements
Schedule 11.3	Addresses and Information for Notices

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 16, 2024, is entered into by and among the Lenders identified on the signature pages hereof (together with their respective successors and permitted assigns), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as administrative agent for the Lenders and as collateral agent for the Secured Parties (together with its successors and assigns in such capacities, the “Agent”), STEPSTONE GROUP LP, a Delaware limited partnership (the “Borrower”) and the Guarantors (as defined below) party hereto from time to time, ZIONS BANCORPORATION, NA DBA CALIFORNIA BANK AND TRUST, as a Lender under the Existing Credit Agreement (as defined below) executing this Agreement only as Exiting Lender (in such capacity, the “Exiting Lender”).

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of September 20, 2021, with certain financial institutions party thereto as lenders, including the Exiting Lender (the “Existing Lenders”), and JPMCB, as administrative agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 19, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified prior the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower wishes to amend and restate the Existing Credit Agreement to, among other things, extend the tenor of the credit facility evidenced thereby to the date that is five years following the Effective Date (as defined below) and to effect other changes as reflected herein;

NOW, THEREFORE, the parties hereto hereby agree that, effective on the Effective Date, the Existing Credit Agreement is amended and restated as follows:

Article I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Adjusted AUD Rate” means, with respect to any borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Consolidated Net Income” means, for any period, (a) Consolidated Net Income plus (b) without duplication, the amount of dividends or other distributions actually paid in cash during such period to the Borrower or any of its wholly-owned Material Subsidiaries (other than any dividends or other distributions that are precluded from being further distributed as described in clause (c) of the definition of “Consolidated Net Income”) by (i) any non-wholly-owned Material Subsidiaries, (ii) [reserved], (iii) any Variable Interest Entity, (iv) any Immaterial Subsidiary and (v) any other Persons which are accounted for in the financial statements of the Borrower and its consolidated Subsidiaries for such period under the equity method of accounting.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Term SOFR Rate” means, with respect to any Term SOFR borrowing for any Interest Period or for any Alternate Base Rate borrowing based on the Adjusted Term SOFR Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the Term SOFR Rate for such Interest Period, plus 0.10%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advances” has the meaning set forth in Section 2.1(b)(i)(A).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Fee Letter” means that certain Amended and Restated Administrative Agent Fee Letter, dated as of the Effective Date, among the Agent and the Borrower.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” means this Amended and Restated Credit Agreement among the Borrower, the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and Agent, together with all exhibits and schedules hereto, as amended, restated, amended and restated, supplemented, other otherwise modified from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purposes of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means, with respect to any non-Dollar Advance or Letter of Credit, British Pounds Sterling, Euros, Swiss Francs, Australian Dollars or another currency that may be agreed by Borrower, Agent, each Multicurrency Lender, and in the case of any Letter of Credit, the Issuing Lender with respect to such Letter of Credit, if, in respect of any such specified Alternative Currency or other Alternative Currency, at such time (a) such Alternative Currency is dealt with in the London interbank deposit market or any other relevant local market for obtaining quotations, and (b) no central bank or other governmental authorization in the country of issue of such Alternative Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Alternative Currency by any relevant Lender for making such Advance or purchasing a participation in any Letter of Credit hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternative Currency Equivalent” means, for any amount of any Alternative Currency, at the time of determination thereof, (a) if such amount is expressed in such Alternative Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Alternative Currency determined by using the rate of exchange for the purchase of such Alternative Currency with Dollars last provided (either by publication or otherwise provided to the Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its applicable Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, with respect to any Commitment Fees, for any day:

(a) on and from the Effective Date until the last day of the first fiscal quarter of the Borrower ending thereafter, 0.25% per annum; and

(b) thereafter, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee Rate” opposite the average daily Total Utilization of Revolving Commitments for the immediately preceding fiscal quarter then ended, expressed as a percentage of the aggregate stated amount of Revolving Commitments of all Lenders in effect on such day, as set forth below under the caption “Total Utilization of Revolving Commitments”:

Level	Total Utilization of Revolving Commitments	Applicable Commitment Fee Rate
I	Equal to or greater than 50%	0.25%
II	Less than 50%	0.35%

The Applicable Commitment Fee Rate will be adjusted quarterly, on the first day of each fiscal quarter, based on the average daily Total Utilization of Revolving Commitments in accordance with the table above.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of a branch or affiliate of such Lender) designated for its Loans in its Administrative Questionnaire or such other office of such Lender (or of an affiliate or branch of such Lender) as such Lender may from time to time specify to the Borrower as the office by which its Loans to the Borrower of the respective type are to be made and maintained.

“Applicable Margin” means, for any day:

(a) with respect to any Base Rate Loan, 1.00% per annum;

(b) with respect to any Term SOFR Rate Loan, 2.00% per annum;

(c) with respect to any EURIBOR Rate Loans, 2.00% per annum;

(d) with respect to any SONIA Loans, 2.0326% per annum;

(e) with respect to any SARON Loans, 2.00% per annum;

(f) with respect to any AUD Rate Loans, 2.20% per annum; or

(g) with respect to any Letter of Credit Fee, 2.00% per annum.

“Application Event” means the occurrence of (a) a failure by Borrower to repay in full all of the Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cancelled, backstopped, expired or cash collateralized in accordance with the provisions of Section 2.8(a) hereof or to which other arrangements have been made, in each case, in a manner reasonably satisfactory to the Issuing Lender and Agent) on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to terminate the Revolving Commitments and accelerate the Loans.

“Approved Borrower Portal” has the meaning set forth in Section 10.10(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Increase” has the meaning set forth in Section 2.18(a).

“Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., RBC Capital Markets2 and Wells Fargo Securities, LLC.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

[2]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Assignee” has the meaning set forth in Section 9.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“AUD Business Day” means, for any Loan denominated in Australian Dollars, means any day on which major commercial banks are open for international business (including dealings in Australian Dollar deposits) in Sydney, Australia.

“AUD Interpolated Rate” means, at any time, with respect to any borrowing denominated in Australian Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the AUD Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period (for which the AUD Screen Rate is available) that is shorter than the Impacted AUD Rate Interest Period; and (b) the AUD Screen Rate for the shortest period (for which the AUD Screen Rate is available) that exceeds the Impacted AUD Rate Interest Period, in each case, at such time; provided, that if any AUD Interpolated Rate shall be less than 0.00% such rate shall be deemed to be 0.00% for purposes of this Agreement.

“AUD Rate” means, with respect to any borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period; provided that, if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Rate Interest Period”) then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Rate Loan” means each portion of the Advances bearing interest based on the Adjusted AUD Rate.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than 0.00%, the AUD Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Australian Dollars” means the lawful currency of Australia.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Advances and Letters of Credit).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculate pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means each portion of the Advances bearing interest based on the Alternate Base Rate.

“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term ESTR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to a Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Currency other than Dollars or Euros, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)   (A) in the case of any Loan denominated in Dollars, Adjusted Daily Simple SOFR; and

(B) in the case of any Loan denominated in Euros, the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment;

(2) in the case of any Loan denominated in Euros, the sum of (a) Daily Simple ESTR and (b) the related Benchmark Replacement Adjustment; and

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided, that in the case of clause (1)(B), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided, further, that with respect to a Loan denominated in Euros, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term ESTR Transition Event, and the delivery of a Term ESTR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1)(B) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2), or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent determines in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of the applicable Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines in its reasonable discretion, in consultation with the Borrower, that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent determines in its reasonable discretion, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term ESTR Transition Event, the date that is thirty (30) days after the date a Term ESTR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation (which certification shall be substantially similar in form and substance to the most recently published form of Certification Regarding Beneficial Owners of Legal Entity Customers by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means those certain equity incentive or ownership programs established by any Loan Party or any of its Subsidiaries in good faith to provide equity ownership or participation to Permitted Holders and other Persons associated or affiliated with a Loan Party or any Affiliate thereof and not for the purpose of or in view of avoiding the obligations of Borrower as set forth in this Agreement.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means any Person that is primarily engaged in, or that advises, any bona fide debt fund or fixed income investor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt Securities in the ordinary course of business.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“British Pounds Sterling” means the lawful currency of England.

“Broker-Dealer Subsidiary” means (i) the Subsidiaries of Borrower listed on Schedule I(b) of the Perfection Certificate as, and any other Subsidiary of Borrower that after the Effective Date becomes, a broker-dealer registered under the Exchange Act or associated persons thereof, as defined therein, and (ii) the Subsidiaries of Borrower listed on Schedule I(b) of the Perfection Certificate as, and any other Subsidiary of Borrower that after the Effective Date becomes, an introducing broker that after the Effective Date is required to register under the Commodity Exchange Act.

“Business Day” means a day when major commercial banks are open for business in New York, New York, other than Saturdays or Sundays and (i) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Loan or Letter of Credit denominated in any Alternative Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Alternative Currency, (ii) in relation to any Loans denominated in Dollars and/or in relation to the calculation or computation of SOFR, a U.S. Government Securities Business Day, (iii) in relation to Loans denominated in Euros and/or in relation to the calculation or computation of EURIBOR, a TARGET Day, (iv) in relation to SARON Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SARON Loan, or any other dealings in Swiss Francs, any such day that is only a SARON Business Day, (v) in relation to SONIA Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SONIA Loan, or any other dealings in British Pounds Sterling, any such day that is only a SONIA Business Day and (vi) in relation to Loans denominated in Australian Dollars and/or in relation to the calculation or computation of the AUD Rate, an AUD Business Day.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Carried Interest” means (a) with respect to the Borrower, “Carried Interest” as defined in SSG LP Agreement and (b) with respect to any Carry Subsidiary, “Carried Interest” as defined in the StepStone Partners LP Agreement (or equivalent term in the Governing Documents of any Carry Subsidiary in clause (ii) of the definition of Carry Subsidiary).

“Carry Subsidiary” means (i) StepStone Partners, L.P., a limited partnership formed under the laws of the State of Delaware and (ii) any other Person that constitutes a “Special Limited Partner” (or has similar functions or roles) under the Governing Documents of any Fund of the Borrower; provided in the event that the Borrower ceases to hold any Equity Interests in such Person, such Person shall cease to be a Carry Subsidiary.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper issued by any Person not an Affiliate of the Borrower maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000, so long as the amount maintained with any individual bank is less than or equal to $1,000,000 and is insured by the Federal Deposit Insurance Corporation, or larger amounts, to the extent that such amounts are covered by insurance which is reasonably satisfactory to Agent, (f) demand deposit accounts maintained with any of the financial institutions listed on Schedule A-2 (as may be modified from time to time upon reasonably prompt written notice to the Agent following the establishment of such an account), Affiliates thereof, or any Lender that is a bank that is insured by the Federal Deposit Insurance Corporation, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Agreement” means any agreement or arrangement governing Cash Management Obligations.

“Cash Management Obligations” means obligations in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) British Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Alternative Currency, a central bank rate as determined by the Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) British Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent SONIA Business Days preceding such day for which Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of British Pounds Sterling in effect on the last SONIA Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SARON for the five most recent SARON Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Daily Simple SARON applicable during such period of five SARON Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last SARON Business Day in such period, and (d) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Subsidiary that has no material assets (whether directly or indirectly through disregarded entities) other than the equity (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or equity and debt of one or more CFCs.

“CFTC” means the U.S. Commodity Futures Trading Commission, any successor thereto and any analogous Governmental Authority.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. For the purposes hereof, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any applicable national, foreign or regulatory authorities implementing the same, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control Event” means the occurrence of any of the following: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 35.0% of the aggregate voting power represented by the issued and outstanding Equity Interests of the Parent; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent by Persons who were neither (A) nominated by the board of directors (or similar governing body) of the Parent, one or more of the Permitted Holders, or an entity controlled by one or more of the Permitted Holders nor (B) appointed by directors or the equivalent so nominated; (iii) [reserved]; or (iv) the Parent ceases to directly or indirectly own and control Equity Interests representing more than 50.0% of the aggregate voting power (or in the case of a partnership, more than a 50.0% of the general partnership interests) represented by the issued and outstanding Equity Interests issued by the Borrower.

“Charges” has the meaning set forth in Section 11.14.

“Class”, when used in reference to (i) any Loan, refers to whether such Loan is a Dollar Loan or Multicurrency Loan, (ii) any Advance, refers to whether such Advance is a Dollar Advance or Multicurrency Advance, (iii) any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender, (iv) any Revolving Commitment, refers to whether such Revolving Commitment is a Dollar Revolving Commitment or Multicurrency Revolving Commitment and (v) any Revolving Credit Facility, refers to whether such Revolving Credit Facility is the Dollar Revolving Credit Facility or Multicurrency Revolving Credit Facility.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Collateral” means, collectively, all of the real, personal and mixed property (including any Securities) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, each Control Agreement, and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitment Fee” has the meaning set forth in Section 2.11(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” has the meaning in the definition of Disqualified Lender (Competitors).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C delivered by the chief financial officer (or person with equivalent responsibilities) of Borrower to Agent.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP equal to:

(i) Adjusted Consolidated Net Income, plus

(ii) without duplication, those amounts which, in the determination of Adjusted Consolidated Net Income for such period, have been deducted, and not added back in determining Adjusted Consolidated Net Income (except in respect of clause (i) below) for:

(a) Consolidated Interest Expense;

(b) provisions for taxes based on income;

(c) total depreciation expense;

(d) total amortization expense (including the amortization of any upfront fees payable in connection with the Loans);

(e) unrealized performance fee-related compensation;

(f) (x) any Transaction Costs and (y) any fees, costs, expenses or charges (including those relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) related to any actual, proposed or contemplated: (i) issuance or registration (actual or proposed) (including, for the avoidance of doubt, in secondary transactions) of Equity Interests, (ii) acquisition or other Investment, (iii) Disposition (including, for the avoidance of doubt, in secondary transactions), (iv) recapitalization, consolidation or restructuring or permitted reorganization, relocation, integration or other business optimization, facilities’ opening, closure and/or consolidation, and retention or completion bonuses, (v) issuance of any letter of credit, (vi) incurrence or registration (actual or proposed) of Debt (including a refinancing thereof) or (vii) any amendment, waiver, consent or other modification of any Debt or any Equity Interests, in the case of each of clauses (i) through (vii) of this clause (y), whether or not actually consummated, and, in each case, deducted (and not added back) in computing Consolidated Net Income;

(g) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period);

(h) charges related to severance, lease terminations and employee relocations;

(i) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies either (i) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty-four (24) months of the date thereof or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), in each case, which will be added to Consolidated Adjusted EBITDA as so projected or determined until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and will be net of the amount of actual benefits realized during such period from such actions; provided that aggregate amounts added to “Consolidated Adjusted EBITDA” pursuant to clause (i) of this definition, together with aggregate amounts of any pro forma adjustments and other amounts included in the calculation of “Consolidated Adjusted EBITDA” pursuant to Section 1.6(d), shall not cumulatively exceed 20% of “Consolidated Adjusted EBITDA” (prior to giving effect to the amounts added pursuant to this clause (i) or Section 1.6(d));

(j) losses related to changes in respect of any acquisition-related contingent consideration liabilities (including earn-outs);

(k) deferred portion of incentive fees received during such period;

(l) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has received notification (that has not been revoked) from the insurer such amount will be reimbursed, such reimbursement amount does not remain unpaid for more than 270 days after such notification, expenses, charges or losses with respect to liability or casualty events or business interruption; minus

(iii) without duplication, those amounts which have been added in the determination of Adjusted Consolidated Net Income for such period for:

(a) non-cash gains increasing Adjusted Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period);

(b) unrealized Carried Interest allocation; and

(c) gains related to changes in respect of any acquisition-related contingent consideration liabilities (including earn-outs).

Notwithstanding the foregoing, before giving effect to any pro forma adjustments for any New Acquisition permitted hereunder that occurs after the Effective Date, Consolidated Adjusted EBITDA shall be deemed to be equal to $37,715,000, $42,077,000, $49,904,000 and $61,726,000 for the fiscal quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 respectively.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower, its Subsidiaries and all other entities the accounts of which are consolidated with those of the Borrower in the preparation of its consolidated financial statements for such period in conformity with GAAP, determined on a consolidated basis in accordance with GAAP for such period taken as a single accounting period; provided, that there shall be excluded from the calculation of Consolidated Net Income for such period, without duplication:

(a) the income (or loss) of (i) any Person in which any other Person (other than the Borrower or any of its wholly-owned Subsidiaries) has an ownership interest, including any Variable Interest Entity and (ii) any Immaterial Subsidiary;

(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries;

(c) the income of any Subsidiary of the Borrower or any other Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary or other Person of such income to the Borrower or a Guarantor is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, law or governmental regulation applicable to that Subsidiary or other Person;

(d) any gains (or losses) attributable to sales of Assets reduced by any distributions that would be permitted to be made hereunder as a result of such sale, or returned surplus assets of any Pension Plan;

(e) the income (or loss) attributable to the early extinguishment of Debt;

(f) the income (or loss) from Investments recorded using the equity method; and

(g) any extraordinary, non-recurring or unusual or other one-time gains (or losses) for such period;

provided, further, that to the extent any Distribution pursuant to Section 6.5(a)(y)(B) is made during any period, any Parent Operating Expenses shall be deducted the calculation of Consolidated Net Income for such period.

For purposes of this definition of “Consolidated Net Income,” “non-recurring” means any gain or loss for any period that is consistent with “non-recurring” amounts included in public reporting of Consolidated Net Income for such period.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity (including a Variable Interest Entity) the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Net Debt” means, as of any date of determination, (a) subject to Section 1.6, and without duplication, the aggregate amount of all Debt of Borrower and its Subsidiaries pursuant to clauses (a), (b) (solely to the extent consisting of (1) obligations evidenced by bonds, debentures, notes, or other similar instruments, (2) obligations in respect of letters of credit and bankers’ acceptances that, in each case, have been drawn and not reimbursed, (3) obligations in respect of undrawn letters of credit and bankers’ acceptances that have not been cash collateralized, or (4) interest rate swaps, Hedging Agreements, or other financial products), (c), (d), (e) (to the extent relating to any of the foregoing) and (f) (to the extent relating to any of the foregoing) of the definition of “Debt,” in each case determined on a consolidated basis in accordance with GAAP, minus (b) the lesser of (which shall not be less than zero) (i) the aggregate amount of cash and Cash Equivalents of the Loan Parties and their wholly-owned Material Subsidiaries (excluding (A) any cash and Cash Equivalents which are identified as “restricted” on a consolidated balance sheet of Borrower and its Subsidiaries as of such date (other than such cash and Cash Equivalents that are “restricted” in favor of the Agent) and (B) an amount of such cash and Cash Equivalents equal to the sum of (x) the aggregate amount of any purchase price adjustments, deferred purchase price, earnouts or similar amounts that are reflected as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP as of such date and reasonably expected by the Borrower to be paid or payable within two years following such date and (y) the aggregate amount of capital commitments of the Borrower and its Subsidiaries to any Funds reasonably anticipated by the Borrower in good faith to be paid or payable within one year following such date) and (ii) $100,000,000. Notwithstanding anything to the contrary, Consolidated Total Net Debt shall exclude all intercompany Debt owed among the Loan Parties and their Subsidiaries (but, for the avoidance of doubt, shall include all Debt under the Intercompany Loan Agreement (but only to the extent drawn)).

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. Notwithstanding anything to the contrary, Contingent Obligation shall exclude all capital commitments of the Borrower and its Subsidiaries to any StepStone Fund.

“Contractual Obligation” means, as applied to any Person, any material provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which any of its Assets is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning set forth in Section 5.11.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.19.

“Cure Period” means the period from and after the date on which a Responsible Officer of the Borrower becomes aware of a breach of the Leverage Covenant and ending on the day on which financial statements are delivered in respect of the second consecutive full fiscal quarter ending after the date of a Specified Equity Contribution during which the Borrower was in continuous compliance with the Leverage Covenant (without the benefit of any Specified Equity Contribution).

“Currency” means Dollars or any Foreign Currency.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans or conventions that are otherwise used in the United States syndicated lending market for syndicated loans denominated in Euros; provided that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Daily Simple SARON” means, with respect to any Loan denominated in Swiss Francs, for any day (each, a “SARON Interest Day”), an interest rate per annum equal to the greater of (a) SARON for the day that is five Business Days prior to (A) if such SARON Interest Day is a Business Day, such SARON Interest Day or (B) if such SARON Interest Day is not a Business Day, the Business Day immediately preceding such SARON Interest Day minus 0.0571% and (b) 0.00%. Any change in Daily Simple SARON due to a change in SARON shall be effective from and including the effective date of such change in SARON.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“Daily Simple SOFR Loan” means each portion of the Advances bearing interest based on Adjusted Daily Simple SOFR.

“Daily Simple SONIA” means, with respect to any Loan denominated in British Pounds Sterling, for any day (each, a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0.00%. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA.

“Debt” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit (including contingent obligations in respect of undrawn letters of credit), bankers acceptances, interest rate swaps, other Hedging Agreements, or other financial products, (c) all obligations of such Person to pay the deferred purchase price of Assets or services (exclusive of (i) trade payables that are due and payable in the ordinary and usual course of such Person’s business and (ii) any purchase price adjustment, deferred purchase price or earnout incurred in connection with an acquisition), (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any member of the Lender Group any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any member of the Lender Group in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any member of the Lender Group, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has become the subject of a Bankruptcy Event or (e) becomes the subject of a Bail-In Action.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Alternate Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans.

“Deposit Account” means any “deposit account” (as that term is defined in the UCC).

“Designated Account” means the deposit account of the Borrower (located within the United States) designated, in writing, and from time to time, by the Borrower to Agent.

“Disposition” has the meaning set forth in Section 6.7. “Dispose” or “Disposed” have correlative meanings.

“Disqualified Lenders” means (a) the Disqualified Lenders (Competitors), (b) those Persons identified by the Borrower to the Arrangers prior to the Effective Date, (c) those Persons identified by the Borrower to the Agent after the Effective Date, subject to the consent of the Agent (which consent shall not be unreasonably withheld, delayed or conditioned), and any Affiliate of such Persons referred to in clause (a) or (b) above (except any Affiliate that is a Bona Fide Debt Fund) to the extent that such Affiliate is clearly identifiable solely on the basis of the similarity of its name; provided that (i) a Person shall cease to be a Disqualified Lender (and, if applicable, a Disqualified Lender (Competitors)) when the Borrower delivers a notice to such effect to the Agent (or otherwise consents in writing to an assignment to such Person), (ii) the identification of any Person as a Disqualified Lender (or a Disqualified Lender (Competitors)) after the Effective Date shall not apply to retroactively disqualify any Person that was a Lender or a Participant prior to the effectiveness of the addition of such Person as a Disqualified Lender (or a Disqualified Lender (Competitors)) and (iii) delivery to the Agent of any updates to the list of Disqualified Lenders (or a Disqualified Lender (Competitors)) must be sent by e-mail to “JPMDQ_Contact@jpmorgan.com” or else they will be deemed not received and not effective, and such updates shall not become effective until the third Business Day following receipt in such manner by the Agent, and to the extent required, the consent of the Agent by the Agent.

“Disqualified Lenders (Competitors)” means, collectively, (a) any competitor of the Borrower or any of its Subsidiaries (each such person, a “Competitor”) identified in writing by the Borrower from time to time (provided that such Persons identified after the Effective Date shall be subject to the consent of the Agent (which consent shall not be unreasonably withheld, delayed or conditioned)) and (b) any Affiliate of such Competitor (except any Affiliate that is a Bona Fide Debt Fund) to the extent that such Affiliate is clearly identifiable solely on the basis of the similarity of its name; provided that the proviso in the definition of Disqualified Lenders shall apply.

“Distribution” has the meaning set forth in Section 6.5(a).

“Dollar Advances” has the meaning set forth in Section 2.1(a)(i)(A).

“Dollar Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Dollar Advances hereunder (after giving effect to all then outstanding Dollar Advances).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Lender” means the Persons listed on Schedule C as having any Dollar Revolving Commitments and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance that provides for such Person to assume any Dollar Revolving Commitments and/or acquire any Dollar Loans (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise in accordance with the terms hereof).

“Dollar Loan” means a Dollar Advance made by the Dollar Lenders (or Agent on behalf thereof) to Borrower pursuant to Section 2.1(a), and “Dollar Loans” means all such Dollar Advances.

“Dollar Revolving Commitment” means, with respect to each Dollar Lender, its commitment to make Dollar Advances, and, with respect to all Dollar Lenders, their commitments in respect of the Dollar Revolving Credit Facility, in each case in the maximum aggregate amount as set forth beside such Dollar Lender’s name under the applicable heading on Schedule C, beside such Dollar Lender’s name under the applicable heading in the applicable Increase Joinder, or in the Assignment and Acceptance pursuant to which such Dollar Lender became a Dollar Lender hereunder, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (b) increased from time to time pursuant to Section 2.18.

“Dollar Revolving Credit Facility” means the Dollar revolving credit facility described in Section 2.1(a).

“Dollar Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar amount of the outstanding Dollar Advances at such time.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 11.2).

“Effective Date Reallocation” has the meaning set forth in Section 11.20(b).

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such county, (c) a finance company, insurance company, financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, (d) any Lender, (e) any Affiliate (other than individuals) of a Lender, and (f) any other Person approved by Agent and, so long as no Event of Default under Sections 7.1(a), 7.1(d) or 7.1(e) has occurred and is continuing, Borrower (which approval of Borrower and Agent shall not be unreasonably withheld, delayed, or conditioned, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof); provided that “Eligible Transferee” shall not in any event include (i) the Borrower or any of its Affiliates, (ii) a natural person, (iii) any holding company or investment vehicle for, or owned and operated for the primary benefit of, a natural person and/or family members or relatives of such person, (iv) any trust for the primary benefit of a natural person and/or family members or relatives of such person, other than any entity referred to in clause (iii) or (iv) that (x) has not been formed or established for the primary purpose of acquiring any Loans or Revolving Commitments under this Agreement, (y) is managed by a professional adviser (other than said natural person or family members or relatives of such person) having significant experience in the business of making or purchasing commercial loans, and (z) has assets of greater than $100,000,000 and a significant part of the business, activities or operations of which consist of making or purchasing (by assignment as principal), commercial loans and similar extensions of credit in the ordinary course and (v) subject to Section 9.1(g), any Disqualified Lender.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower or any of its Subsidiaries or with respect to which Borrower or its Subsidiaries could have any contingent or direct liability (including as a result of their current or former affiliation with any of their respective ERISA Affiliates).

“Engagement Letter” means that certain Engagement Letter, dated as of April 24, 2024, between JPMCB and the Borrower.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equity interests or equivalents (however designated) of capital stock of a corporation, any right to receive income or payments in respect of any equity interests, and any and all equity interests or equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire or exchange any of the foregoing (including through convertible securities), but in any event not including any debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided, that if any EURIBOR Interpolated Rate shall be less than 0.00% such rate shall be deemed to be 0.00% for purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Rate Loan” means each portion of the Advances bearing interest based on the EURIBOR Rate.

“EURIBOR Screen Rate” means, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Euro” means the single currency of Participating Member States of the European Union.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Exchange Rate” means, on any day with respect to any Foreign Currency, the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later).

“Excluded Subsidiary” means (i) any Subsidiary to the extent that such Subsidiary is prohibited from providing a guarantee in respect of the Obligations by applicable law, rule or regulation or which would require Governmental Authorization, unless such Governmental Authorization has been received, (ii) any Subsidiary that is, or has applied to become, a CFTC-registered introducing broker or a FINRA-member broker-dealer, (iii) any Subsidiary that is a CFC, (iv) any Subsidiary that is a CFC Holdco, (v) any Subsidiary of any CFC or CFC Holdco, (vi) any Subsidiary that is not wholly-owned (except in respect of (x) any directors’ qualifying shares or (y) any Equity Interests issued to any Related Party of such Subsidiary) directly or indirectly by the Borrower, (vii) any Immaterial Subsidiary, (viii) any Variable Interest Entity, (ix) StepStone Partners, L.P., (x) any Subsidiary for which the cost of providing a guarantee of the Obligations is excessive in relation to the value afforded to the Lenders thereby, as reasonably determined by Borrower and agreed to in writing by Agent and (xi) any Subsidiary if the provision of a guarantee by such Subsidiary would result in material adverse tax consequence to the Loan Parties.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, branch profits or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or resident for tax purposes, in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any U.S. federal withholding tax (other than U.S. federal withholding taxes imposed on an assignee of a Lender pursuant to a request by the Borrower under Section 11.2) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.23(e), (f) or (g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.23(d) any withholding taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Lenders” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means each letter of credit issued by the Issuing Lender for the account of the Borrower prior to the Effective Date described on Schedule E and that remains in existence as of the Effective Date.

“Exiting Lender” has the meaning set forth in the preamble to this Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means the Agent Fee Letter and any fee letter between the Borrower and any member of the Lender Group (or any Affiliate of any member of the Lender Group) relating to this Agreement.

“Fee Paying Assets Under Management” has the meaning set forth in Schedule D.

“Fees” means, collectively, the Management Fees and the Incentive Fees.

“Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person or of the general partner of such Person.

“FINRA” means the Financial Industry Regulatory Authority.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted under Section 6.2, and is prior to any Lien that is expressly contemplated to have a junior priority to such Lien pursuant to Section 6.2.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted EURIBOR Rate, Daily

Simple SONIA, Daily Simple SARON, Adjusted AUD Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, as of the Effective Date, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted EURIBOR Rate, Daily Simple SONIA, Daily Simple SARON, Adjusted AUD Rate, and the Central Bank Rate shall be 0.00%.

“Foreign Currency” means at any time any currency other than Dollars.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fund” means (a) any StepStone Fund, (b) any co-investment vehicle established in connection with a StepStone Fund or acquired in connection with the acquisition of a StepStone Fund, (c) any entity established (or acquired) in connection with a StepStone Fund to serve as the general partner, managing member or other similar role in connection with such StepStone Fund, and (d) any other investment fund or managed account (and related co-investment vehicles) established (or acquired) directly or indirectly by the Loan Parties or their respective Subsidiaries.

“Funding Date” means the date on which any Advance is made by the applicable Lenders.

“Funding Losses” has the meaning set forth in Section 2.6(b).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“General Partner” means StepStone Group Holdings LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantors” means (a) each of the Borrower’s existing and subsequently acquired or organized direct or indirect Material Subsidiaries (other than any Excluded Subsidiaries) and (b) each other Person who from time to time guarantees the Debt of the Borrower to the Lender Group under the Loan Documents pursuant to the provisions of Section 5.7, and in each case “Guarantor” means any one of them.

“Guaranty” means the guaranty provided for under Article XII of this Agreement.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Historical Financial Statements” means (a)(i) the Parent’s report on Form 10-K containing the audited consolidated statement of financial condition and related consolidated statements of operations and cash flows of the Parent and its consolidated Subsidiaries for the fiscal year ended March 31, 2023, and (ii) the related reconciliation prepared by a Financial Officer of the Borrower and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year and, as between such consolidated Subsidiaries, the related reconciliation between the Subsidiaries of the Loan Parties and any Person that is not a Subsidiary of a Loan Party, and (b)(i) the Parent’s reports on Form 10-Q containing the unaudited consolidated statements of financial condition and related consolidated statements of operations and cash flows of the Parent and its consolidated Subsidiaries for the fiscal quarters ended June 30, 2023, September 30, 2023 and December 31, 2023, and (ii) the related reconciliation prepared by a Financial Officer of the Borrower and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of each of such fiscal quarters and, as between such consolidated Subsidiaries, the related reconciliation between the Subsidiaries of the Loan Parties and any Person that is not a Subsidiary of a Loan Party.

“Holdout Lender” has the meaning set forth in Section 11.2.

“Immaterial Subsidiaries” means, as of any date of determination, one or more Subsidiaries of the Borrower identified in writing to the Agent if the sum of their aggregate attributable contribution (together that of their respective Subsidiaries) to Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on or most preceding the date of determination (calculated on a pro forma basis) (the “Immaterial Subsidiary Attributable EBITDA Amount”) is less than 10.0% of the Consolidated Adjusted EBITDA for such period (the “Materiality Threshold”); provided, if the Immaterial Subsidiary Attributable EBITDA Amount is equal to or greater than the Materiality Threshold for any such period, then the Borrower shall (i) promptly designate in writing to the Agent one or more additional Subsidiaries as “Material Subsidiaries” to the extent required so that the Immaterial Subsidiary Attributable EBITDA Amount, after giving pro forma effect for such period to such designation of one or more additional “Material Subsidiaries”, does not exceed the Materiality Threshold (and, for the avoidance of doubt, each such Subsidiary so designated as a “Material Subsidiary” shall thereafter cease to be an Immaterial Subsidiary from and after the first day of such period) and (ii) forthwith comply with the provisions of Section 5.7 with respect to any such Subsidiaries so designated as “Material Subsidiaries”.

“Immaterial Subsidiary Attributable EBITDA Amount” has the meaning set forth in the definition of “Immaterial Subsidiaries”.

“Impacted AUD Rate Interest Period” has the meaning assigned to such term in the definition of “AUD Rate.”

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Incentive Fee” means, with respect to any Fund, any payment or distribution received in respect of any “carried interest” or similar profit interest in such Fund (including incentive or performance fees dependent on investment performance or results); provided that “Incentive Fees” shall not include that portion of any “carried interest”, similar profit interest, incentive fee or performance fee in any Fund accruing to any co-invest entity or otherwise directly or indirectly to the individuals providing or who have provided investment management services to such Fund, or the current or former members, partners, employees, executives, consultants, contractors or advisors of the Loan Parties or any of their Affiliates, or allocable under GAAP to any Person that is not the manager or general partner of such Fund.

“Increase Effective Date” has the meaning set forth in Section 2.18(a).

“Increase Joinder” has the meaning set forth in Section 2.18(a).

“Indemnified Liabilities” has the meaning set forth in Section 8.2(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 8.2(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning set forth in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning set forth in the Pledge and Security Agreement and, for the avoidance of doubt, shall include the Original Intellectual Property Security Agreement.

“Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, dated as of the Original Closing Date, among the Parent, as lender, and the Borrower, as borrower.

“Intercompany Subordination Agreement” means the Subordination Agreement, dated as of the Original Closing Date, among by the Borrower, each other Loan Party, each other “Subordinated Creditor” (as defined therein) and the Agent.

“Intercompany Total Return Swaps” means total return swaps or other similar derivative instruments, agreements or arrangements (and any confirmation executed in connection with any such agreement or arrangement) between (i) the Borrower or any Material Subsidiary, on one hand and (ii) any Subsidiary of the Borrower or any Variable Interest Entity, on the other hand.

“Interest Payment Date” means, (i) in the case of Base Rate Loans, the first day of each fiscal quarter, (ii) in the case of Term SOFR Rate Loans, EURIBOR Rate Loans and AUD Rate Loans, the last day of the applicable Interest Period; provided, however, that in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, and (iii) in the case of Daily Simple SOFR Loans, SONIA Loans or SARON Loans, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Daily Simple SOFR Loan, SONIA Loan or SARON Loan, as applicable (or, if there is no such numerically corresponding day in such month, then the last day of such month).

“Interest Period” means, with respect to any Term SOFR Rate Loan, EURIBOR Rate Loan or AUD Rate Loan, the period commencing on the date such Term SOFR Rate Loan, EURIBOR Rate Loan or AUD Rate Loan is made (including the date a Base Rate Loan is converted to a Term SOFR Rate Loan, or a Term SOFR Rate Loan is renewed as a Term SOFR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one, three or six months thereafter, as selected by Borrower; provided, however, that no Interest Period may extend beyond the Maturity Date.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means, with respect to any Letter of Credit, JPMCB, or any other Multicurrency Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.10. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” has the meaning set forth in the preamble to this Agreement.

“Junior Debt” means (i) any Subordinated Debt and (ii) any Debt that is secured by a Lien that is junior to the Liens securing the Obligations.

“L/C Disbursement” means a payment made by any Issuing Lender to a beneficiary of a Letter of Credit pursuant to such Letter of Credit.

“Lender Counterparty” means the Agent, each Lender and each of their respective Affiliates counterparty to a Secured Hedging Agreement or a Secured Cash Management Agreement (including any Person who is the Agent or a Lender (or any Affiliate thereof) as of the Effective Date or at the time it enters into a Secured Hedging Agreement or a Secured Cash Management Agreement, but subsequently, whether before or after entering into a Secured Hedging Agreement or a Secured Cash Management Agreement, ceases to be the Agent or a Lender, as the case may be); provided, at the time of entering into a Secured Hedging Agreement or a Secured Cash Management Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lender Group” means, individually and collectively, each of the Lenders (including each of the Issuing Lenders) and Agent.

“Lender Group Expenses” means, without duplication, all (a) reasonable and documented costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any other Loan Party under any of the Loan Documents that are paid, advanced, or incurred by Agent, (b) reasonable and documented fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or any other Loan Party, including, fees or charges for photocopying, notarization, couriers and messengers, (c) reasonable and documented costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable and documented costs and expenses paid or incurred by Agent or any Lender to correct any default or enforce any provision of the Loan Documents, (f) reasonable and documented costs and expenses of third party claims or any other suit paid or incurred by the Agent or any Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party, (g) Agent’s reasonable and documented costs and expenses (including attorneys’ fees of one counsel to the Agent, Issuing Lenders and Lenders, taken as a whole) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, (h) Agent’s and each Lender’s costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral, or a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any other Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any remedial action, (i) Agent’s reasonable and documented costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to the Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents and (j) Agent’s reasonable and documented costs and expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agent and its counsel, if any) in connection with the custody or preservation of any of the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lenders” means, collectively, the Dollar Lenders and the Multicurrency Lenders.

“Letter of Credit” has the meaning set forth in Section 2.10(a).

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.10(g).

“Letter of Credit Fee” has the meaning set forth in Section 2.3(h).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all L/C Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Leverage Covenant” has the meaning set forth in Section 6.13(a)(i).

“Lien” means any lien, hypothecation, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” means a Dollar Advance or a Multicurrency Advance, as applicable, and “Loans” means all such Advances.

“Loan Documents” means this Agreement, the Letters of Credit, the Collateral Documents, the Intercompany Subordination Agreement, each Fee Letter, and any and all other documents, agreements, or instruments that have been or are entered into by Borrower or any Guarantor, on the one hand, and Agent, on the other hand, in connection with the commercial lending facility made available under this Agreement and the other transactions contemplated hereby.

“Loan Party” means the Borrower or any Guarantor, and “Loan Parties” means, collectively, jointly and severally, the Borrower and the Guarantors.

“Loan Party Joinder Agreement” means a Loan Party Joinder Agreement executed by a new Loan Party and the Agent in substantially the form of Exhibit A-3 or such other form agreed to by the Borrower and the Agent.

“Management Agreement” means any management agreement, Governing Document or other agreement to which a Loan Party or any of its Subsidiaries is a party that provides for the payment of any Fees.

“Management Fee” means, with respect to any Fund or any other Person, any management, servicing, advisory or administrative fee and any other similar (and regularly recurring) compensation paid by such Fund or other Person for the management, servicing, advisory, administration or similar function performed in connection with such Fund or other Person (excluding, for the avoidance of doubt, any Incentive Fee).

“Margin Stock” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means any material and adverse effect on: (i) the business, operations, Assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of any Loan Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, the Agent, any Lender or any Secured Party under any Loan Document.

“Material Domestic Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materiality Threshold” has the meaning set forth in the definition of “Immaterial Subsidiaries”.

“Maturity Date” means the earlier to occur of (a) five years after the Effective Date or (b) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Dollar Revolving Amount” means $50,000,000 as such amount may be reduced pursuant to Section 2.9; provided, however, to the extent there is an increase in Dollar Revolving Commitments pursuant to Section 2.18, the foregoing “$50,000,000” shall thereafter be deemed to be increased upon the effectiveness of, and to the extent of, such increase.

“Maximum Multicurrency Revolving Amount” means $250,000,000 as such amount may be reduced pursuant to Section 2.9; provided, however, to the extent there is an increase in Multicurrency Revolving Commitments pursuant to Section 2.18, the foregoing “$250,000,000” shall thereafter be deemed to be increased upon the effectiveness of, and to the extent of, such increase.

“Maximum Rate” has the meaning set forth in Section 11.14.

“Maximum Revolving Amount” means $300,000,000 as such amount may be reduced pursuant to Section 2.9; provided, however, to the extent there is an increase in Revolving Commitments pursuant to Section 2.18, the foregoing “$300,000,000” shall thereafter be deemed to be increased upon the effectiveness of, and to the extent of, such increase.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Advances” has the meaning set forth in Section 2.1(b)(i)(A).

“Multicurrency Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Multicurrency Advances hereunder (after giving effect to all then outstanding Multicurrency Advances and Letters of Credit).

“Multicurrency Lender” means the Persons listed on Schedule C as having any Multicurrency Revolving Commitments and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance that provides for such Person to assume any Multicurrency Revolving Commitments and/or acquire any Multicurrency Loans (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise in accordance with the terms hereof).

“Multicurrency Loan” means a Multicurrency Advance made by the Multicurrency Lenders (or Agent on behalf thereof) to Borrower pursuant to Section 2.1(b), and “Multicurrency Loans” means all such Multicurrency Advances.

“Multicurrency Revolving Commitment” means, with respect to each Multicurrency Lender, its commitment to make Multicurrency Advances, and to acquire participations in Letters of Credit denominated in Dollars and in Alternative Currencies hereunder, and, with respect to all Multicurrency Lenders, their commitments in respect of the Multicurrency Revolving Credit Facility, in each case in the maximum aggregate amount as set forth beside such Multicurrency Lender’s name under the applicable heading on Schedule C, beside such Multicurrency Lender’s name under the applicable heading in the applicable Increase Joinder, or in the Assignment and Acceptance pursuant to which such Multicurrency Lender became a Multicurrency Lender hereunder, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (b) increased from time to time pursuant to Section 2.18.

“Multicurrency Revolving Credit Facility” means the multicurrency revolving credit facility described in Section 2.1(b).

“Multicurrency Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar Equivalent of the outstanding Multicurrency Advances at such time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Acquisition” means any acquisition by a Loan Party or a Subsidiary of a Loan Party of Assets after the Effective Date, to the extent otherwise permitted by this Agreement; provided that, for all purposes of this Agreement, any acquisition by a Fund for which a Loan Party or Subsidiary directly or indirectly contributes consideration in connection with such acquisition and such acquisition will directly or indirectly result in increased Fees for any Loan Party or Subsidiary shall be deemed to be a New Acquisition.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, reimbursement obligations in respect of drawn Letters of Credit, contingent reimbursement obligations with respect to outstanding Letters of Credit, obligations (including indemnification obligations), fees (including the Letter of Credit Fee and the fees provided for in any Fee Letter), charges, costs, expenses (including Lender Group Expenses) (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description incurred and outstanding by Borrower or any of its Subsidiaries or Variable Interest Entities to the Lender Group or any Lender Counterparty pursuant to or evidenced by the Loan Documents, the Secured Hedging Agreements and/or the Secured Cash Management Agreements, as applicable, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Borrower is required to pay or reimburse by the Loan Documents, the Secured Hedging Agreements and/or the Secured Cash Management Agreements, as applicable, by law, or otherwise. Any reference in this Agreement or in the other Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding; provided that “Obligations” with respect to any Guarantor shall exclude all Excluded Swap Obligations of such Guarantor.

“Original Closing Date” means September 20, 2021.

“Original Intellectual Property Security Agreement” means that certain Trademark Security Agreement, dated as of the Original Closing Date, by the Borrower in favor of the Agent, as collateral agent for the Secured Parties.

“Originating Lender” has the meaning set forth in Section 9.1(d).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means StepStone Group Inc., a Delaware corporation.

“Parent Operating Expenses” has the meaning set forth in Section 6.5(a).

“Participant” has the meaning set forth in Section 9.1(d).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Payment” has the meaning assigned to such term in Article X.

“Payment Notice” has the meaning assigned to such term in Article X.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Peaches Transaction Agreements” means, collectively, (i) the Transaction Agreement, dated as of February 7, 2024, by and among Parent, the Borrower, StepStone Group Real Estate LP, Jeffrey Giller, solely in his capacity as a seller representative, and the seller parties signatory thereto, (ii) the Transaction Agreement, dated as of February 7, 2024, by and among Parent, the Borrower, StepStone Group Real Assets LP, James O’Leary, solely in his capacity as a seller representative, and the seller parties signatory thereto, and (iii) the Transaction Agreement, dated as of February 7, 2024, by and among Parent, the Borrower, StepStone Europe Limited, Swiss Capital Alternative Investments AG, Marcel Schindler, solely in his capacity as a seller representative, and SC Partner LP.

“Peaches Transactions” means, collectively, the transactions contemplated by the Peaches Transaction Agreements, including the subsequent exchanges of units of StepStone Group LP into shares of StepStone Group Inc. as contemplated thereby.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E, executed and delivered by each Loan Party.

“Permitted Holder Affiliated Entity” means, with respect to any Permitted Holder (including any other Permitted Holder Affiliated Entity) (a) such Person’s Family Members, (b) without duplication with any of the foregoing, the heirs, legatees, executors and/or administrators upon the death of any Person referred to in clause (a) and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Parent, (c) any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the Persons described in clause (a) or (b) above or any private foundation or fund that is controlled by any such Persons or any donor-advised fund of which any such Person is the donor and (d) any corporation, limited liability company, partnership or other entity that is wholly-owned or managed by any one or more Persons described above in this definition.

“Permitted Holders” means (i) current, future and former bona fide employees, bona fide limited partners and bona fide senior management of any Loan Party, its Affiliates or its Subsidiaries or any Variable Interest Entity that are (A) holders of Class A or Class B Equity Interests of the Parent, (B) holders of Equity Interests (other than Class A Equity Interests) of the Borrower, or (C) holders of any other Equity Interests of the Parent or the Borrower that are the result of the conversion of any Equity Interests described in clauses (A) or (B) or the exchange of Equity Interests in any Affiliate or Subsidiary of the Borrower or Variable Interest Entity, (ii) Jim Lim, (iii) Ashton Newhall, and (iv) any Permitted Holder Affiliated Entity.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments for collection;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) any Investments to the extent that (i) the Distribution by Borrower of the cash, Cash Equivalents or other Assets used to fund such Investment or transfer would not have violated this Agreement, (ii) such Investment or such transfer would not otherwise result in an Event of Default or an Unmatured Event of Default, and (iii) after giving pro forma effect thereto, the Borrower would be in compliance with Section 6.13;

(e) loans and advances to employees, partners or officers of any Loan Party or its Affiliates in the nature of travel advances, advances against salary and other similar advances in an aggregate outstanding amount at any one time not in excess of $10,000,000;

(f) other Investments existing on the Effective Date described in Schedule 6.3 hereof;

(g) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of any Loan Party or any Material Subsidiary;

(h) Investments of any Loan Party or any Material Subsidiary under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(i) existing Investments of Persons acquired to the extent such acquisition is otherwise permitted hereunder and so long as such Investment was not made in contemplation of such acquisition;

(j) Investments in the form of Letters of Credit issued by Agent on behalf of Borrower to support the credit obligations of a Fund;

(k) Investments comprising (i) general partnership, managing member, investment manager investment, advisor or sub-advisor interests, (ii) intercompany bridge or other short-term loans or similar obligations, or (iii) intercompany total return swaps or similar obligations (in the case of this clause (iii), solely to the extent any such intercompany total return swap or similar obligations would otherwise constitute a Permitted Investment (without giving effect to this clause (k)(iii)) if the notional amount thereof were invested in the form of a principal amount of intercompany loans between the parties thereto), in each case, held or made by a Loan Party or any of its Material Subsidiaries in Funds;

(l) other Investments in an aggregate amount not to exceed $100,000,000 at any time;

(m) Investments to the extent made or funded with the proceeds from a substantially contemporaneous sale of equity of Borrower or its direct or indirect parents;

(n) Investments received or acquired in connection with a restructuring, reorganization, bankruptcy or workout of an existing Investment;

(o) illiquid Investments received or acquired in connection with a liquidation of a Fund;

(p) Investments made in order to pay compensation of employees and other personnel and other ongoing operating expenses;

(q) to the extent constituting Investments, the Peaches Transactions;

(r) to the extent constituting Investments, Debt permitted pursuant to Section 6.1; and

(s) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Material Subsidiary that is not a Loan Party in (A) any other Material Subsidiary that is not a Loan Party and (B) any Immaterial Subsidiary that is not a Loan Party, in the case of this clause (B), in the ordinary course of business, (iii) by any Material Subsidiary that is not a Loan Party in a Loan Party, and (iv) in any Variable Interest Entity or Subsidiary of a Variable Interest Entity in an aggregate amount not to exceed $50,000,000.

“Permitted Liens” means:

(a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.4 hereof;

(b) any attachment or judgment Lien either in existence less than 30 calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment;

(c) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of a Loan Party;

(d) Liens and deposits in connection with workers’ compensation, unemployment insurance, social security and other legislation affecting any Loan Party and its Subsidiaries; and

(e) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers or employees for sums that are not yet delinquent or are being contested in good faith.

“Permitted Tax Distribution” means in respect of any fiscal year during which StepStone Group LP qualifies as a partnership for U.S. federal and state income tax purposes (and is not wholly owned by an entity treated as a partnership or corporation for such purposes), a Distribution to owners of its Securities with respect to such fiscal year in an aggregate cash amount not to exceed the minimum amount required for StepStone Group LP to make pro rata distributions to each of its partners in an amount not less than the General Partner’s reasonable good faith estimate of such partner’s Assumed Tax Liability. For this purpose, a partner’s “Assumed Tax Liability” shall equal (a) the sum of (i) the net taxable income and gain allocated to such partner by StepStone Group LP in the fiscal year and (ii) to the extent (x) determined by the General Partner in its sole discretion and (y) attributable to StepStone Group LP, the amount such partner is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by (b) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in San Francisco, California or New York, New York (whichever is higher). The foregoing calculation shall be made (i) taking into account (w) the character of the income or gain and (x) any limitations on, or the availability of, deductions and net operating losses, and (ii) disregarding (y) the effect of any special basis adjustments under Code section 743(b) and (z) the effect of the allocations required under Code section 704(c)(1)(A). For the avoidance of doubt, any distribution made pursuant to the General Partner’s reasonable good faith estimate of a partner’s Assumed Tax Liability shall be a Permitted Tax Distribution, regardless of whether such distribution is in excess of such partner’s actual Assumed Tax Liability as calculated at the end of the fiscal year; provided, however, that any such excess shall be carried forward and shall reduce the next succeeding Permitted Tax Distribution(s) until such excess has been eliminated.

“Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit D.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Agent.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Dollar Lender’s obligation to make Dollar Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Dollar Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Dollar Lender’s Dollar Revolving Commitment, by (z) the aggregate Dollar Revolving Commitments of all Dollar Lenders, and (ii) from and after the time that the Dollar Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Dollar Lender’s Dollar Advances by (z) the aggregate outstanding principal amount of all Dollar Advances,

(b) with respect to a Multicurrency Lender’s obligation to make Multicurrency Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Multicurrency Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Multicurrency Lender’s Multicurrency Revolving Commitment, by (z) the aggregate Multicurrency Revolving Commitments of all Multicurrency Lenders, and (ii) from and after the time that the Multicurrency Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Multicurrency Lender’s Multicurrency Advances by (z) the aggregate outstanding principal amount of all Multicurrency Advances,

(c) with respect to a Multicurrency Lender’s obligation to participate in Letters of Credit, to reimburse the respective Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Multicurrency Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Multicurrency Lender’s Multicurrency Revolving Commitment, by (z) the aggregate Multicurrency Revolving Commitments of all Multicurrency Lenders, and (ii) from and after the time that the Multicurrency Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Multicurrency Lender’s Multicurrency Advances by (z) the aggregate outstanding principal amount of all Multicurrency Advances, and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.6), (i) prior to the Revolving Commitments (or the Revolving Commitments of any Class, as applicable) being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitment (or Revolving Commitment of such Class, as applicable), by (z) the aggregate amount of Revolving Commitments of all Lenders (or all Lenders of such Class, as applicable), and (ii) from and after the time that the Revolving Commitments (or the Revolving Commitments of any Class, as applicable) have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances (or Advances under such Class, as applicable), by (z) the outstanding principal amount of all Advances (or Advances under such Class, as applicable); provided, however, that if all of the Advances under such Class have been repaid in full and Letters of Credit remain outstanding, as applicable, Pro Rata Share under this clause (d) shall be determined based upon subclause (i) of this clause (d) as if the Revolving Commitments (or the Revolving Commitments of the applicable Class) had not been terminated or reduced to zero and based upon the applicable Revolving Commitments as they existed immediately prior to their termination or reduction to zero.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt” means Debt (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.
5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.19.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, four U.S. Government Securities Business Days prior to such setting, (3) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (4) if such Benchmark is Daily Simple SONIA, then five Business Days prior to such setting, (5) if such Benchmark is Daily Simple SARON, then five Business Days prior to such setting and (6) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBOR Rate, Daily Simple SONIA or Daily Simple SARON, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.1(a).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, trustees, administrators and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in British Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any borrowing denominated in British Pounds Sterling, the Daily Simple SONIA, (iv) with respect to any borrowing denominated in Swiss Francs, the Daily Simple SARON and (v) with respect to any borrowing denominated in Australian Dollars, the AUD Rate, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark borrowing denominated in Australian Dollars, the AUD Screen Rate, as applicable.

“Replacement Lender” has the meaning set forth in Section 11.2.

“Request for Borrowing” means an irrevocable written notice to Agent of Borrower’s request for an Advance or for the issuance of a Letter of Credit, which notice shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Request for Conversion/Continuation” means an irrevocable written notice to Agent pursuant to the terms of Section 2.7, which notice shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Share) exceed 50.0%; provided, when used in reference to any particular Class, “Required Lenders” shall mean the Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Share) of such Class exceed 50.0% of such Class.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, chief executive officer, chief operating officer, chief financial officer, treasurer, secretary, assistant secretary, general counsel, vice president, manager, or controller of a Person (or, in the case of a limited partnership, its general partner), or such other officer of such Person designated by a Responsible Officer in a writing delivered to Agent, in each case, to the extent that any such officer is authorized to bind Borrower or the applicable Guarantor (as applicable).

“Restricted Junior Debt Payment” means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect any Junior Debt.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Agent may determine at any time when an Event of Default exists.

“Revolving Commitments” means, collectively, the Dollar Revolving Commitments and the Multicurrency Revolving Commitments.

“Revolving Credit Facility” means, collectively, the Dollar Revolving Credit Facility and the Multicurrency Revolving Credit Facility.

“Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar amount of the outstanding Advances at such time.

“Revolving Post-Increase Lenders” has the meaning set forth in Section 2.18(d).

“Revolving Pre-Increase Lenders” has the meaning set forth in Section 2.18(d).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SARON Business Day” means, for any Loan denominated in Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.

“SARON Loan” means each portion of the Advances bearing interest based on Daily Simple SARON.

“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.

“Secured Cash Management Agreement” means a Cash Management Agreement entered into by the Borrower or any of its Subsidiaries or Variable Interest Entities with a Lender Counterparty that is designated as a Secured Cash Management Agreement by the Borrower in a written notice executed and delivered to the Agent.

“Secured Hedging Agreement” means a Hedging Agreement entered into by the Borrower or any of its Subsidiaries or Variable Interest Entities with a Lender Counterparty that is designated as a Secured Hedging Agreement by the Borrower in a written notice executed and delivered to the Agent.

“Secured Parties” has the meaning set forth in the Pledge and Security Agreement.

“Securities” means the capital stock, membership interests, partnership interests (whether limited or general) or other securities or equity interests of any kind of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock, membership interests, partnership interests (whether limited or general) or other equity interests and any other securities, including debt securities of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital. In computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of such date, such liabilities have been computed at the amount that, in light of all the known facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day” means, for any Loan denominated in British Pounds Sterling, means any day on which major commercial banks are open for international business (including dealings in British Pounds Sterling deposits) in London, England.

“SONIA Loan” means each portion of the Advances bearing interest based on Daily Simple SONIA.

“Specified Equity Contribution” has the meaning set forth in Section 6.13(a)(ii).

“Specified Transaction” means any Investment that results in a Person becoming a Material Subsidiary, any New Acquisition or any Disposition that results in a Material Subsidiary ceasing to be a Material Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Debt (other than Debt incurred or repaid under any revolving credit facility or line of credit), Distribution or Approved Increase that by the terms of this Agreement requires such test to be calculated on a pro forma basis or after giving pro forma effect.

“SSG LP Agreement” means that certain Ninth Amended and Restated Limited Partnership Agreement of the Borrower, dated as of September 20, 2021 (as may be further amended, restated, supplemented or otherwise modified from time to time).

“Stand Alone Basis” means, for any Person, with respect to any financial calculation or information that is specified herein to be calculated or reported on a “Stand Alone Basis”, such calculation or information for such Person and its Subsidiaries on a stand-alone basis which deconstructs funds required to be consolidated under GAAP.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted AUD Rate, as applicable, for eurocurrency funding (currently referred to as

“Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“StepStone Fund” means (i) any fund that is managed, co-managed, serviced or co-serviced, directly or indirectly, by a Loan Party or any Subsidiary of a Loan Party, (ii) any entity that, upon the making of an Investment therein or upon the acquisition of the related management rights with respect thereto, would be a fund under clause (i) of this definition or a Subsidiary of such a fund, (iii) any entity that Borrower intends, in good faith, to cause to become a fund under clause (i) of this definition or a Subsidiary of such a fund within a reasonable period of time; provided that if at any time the Borrower no longer intends in good faith to cause such entity to become a StepStone Fund or a Subsidiary of a StepStone Fund within a reasonable period of time, such entity shall no longer constitute a StepStone Fund, (iv) any entity established (or acquired) in connection with the formation or other administration of a StepStone Fund or the primary purpose of which is to receive funds or other assets to be invested in, or constituting investments in, a StepStone Fund, solely to the extent that (and for so long as) such entity conducts no other material business activities other than those related to the formation or other administration of a StepStone Fund or the receiving of funds or other assets to be invested in, making investments with such funds in, holding interests in, or the investment activities related to, other StepStone Funds or using such funds to purchase assets substantially all of which would be contributed to a StepStone Fund, or (v) any entity into which the Borrower in good faith believes an Investment has been made or that is acquired for the primary purposes of providing a strategic benefit to the Borrower, a Guarantor or any Affiliate thereof; provided if at any time any Person described above in any of clauses (i), (ii), (iii), (iv), or (v) of this definition receives any Fees owing to it (or if any Fees are payable, in whole or in part, to any such Person), such Person shall thereafter no longer be a StepStone Fund for all purposes under this Agreement and the other Loan Documents.

“StepStone Partners LP Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of StepStone Partners, L.P., dated as of August 16, 2019 (as may be further amended, restated, supplemented or otherwise modified from time to time).

“Subordinated Debt” means any Debt of Borrower or a Material Subsidiary, the payment of principal and interest of which and other obligations of Borrower or such Material Subsidiary in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to Agent.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns, on a fully diluted basis, more than 50.0% of the Equity Interests of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, owns, on a fully diluted basis, more than 50.0% of the Equity Interests having ordinary voting power (or in the case of a partnership, more than 50.0% of the general partnership interests) at the time; provided, however, that for the purposes of this Agreement, no Fund or Subsidiary of a Fund shall be deemed to be a Subsidiary of a Loan Party. Notwithstanding anything to the contrary, each Carry Subsidiary shall be deemed to be a Subsidiary of the Borrower.

“Supported QFC” has the meaning set forth in Section 11.19.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Francs” means the lawful currency of Switzerland.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the Adjusted EURIBOR Rate or the Adjusted AUD Rate.

“Term ESTR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on ESTR that has been selected or recommended by the Relevant Governmental Body.

“Term ESTR Notice” means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term ESTR Transition Event.

“Term ESTR Transition Event” means the determination by the Agent (in consultation with the Borrower) that (a) Term ESTR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term ESTR is administratively feasible for the Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term ESTR.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the

applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Commitment” means, with respect to each Lender, its Revolving Commitment and, with respect to all Lenders, the sum of their Revolving Commitments, in each case in the maximum aggregate amounts as are set forth beside such Lender’s name under the applicable heading on Schedule C attached hereto, beside such Lender’s name under the applicable heading in the applicable Increase Joinder, or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be (1) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (2) increased from time to time pursuant to Section 2.18.

“Total Multicurrency Commitment” means, with respect to each Multicurrency Lender, its Multicurrency Revolving Commitment and, with respect to all Multicurrency Lenders, the sum of their Multicurrency Revolving Commitments, in each case in the maximum aggregate amounts as are set forth beside such Multicurrency Lender’s name under the applicable heading on Schedule C attached hereto, beside such Multicurrency Lender’s name under the applicable heading in the applicable Increase Joinder, or on the signature page of the Assignment and Acceptance pursuant to which such Multicurrency Lender became a Multicurrency Lender under this Agreement, as such amounts may be (1) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (2) increased from time to time pursuant to Section 2.18.

“Total Net Leverage Ratio” means, with respect to the most recently ended four fiscal quarter period of the Borrower with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 5.2(a) or (b), the ratio of (a) Consolidated Total Net Debt as of the last day of such period to (b) Consolidated Adjusted EBITDA for such period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans and (ii) the Letter of Credit Usage.

“Trade Date” means the meaning set forth in Section 9.1(g).

“Transaction Costs” means the fees, costs and expenses payable by the Borrower or any of its Subsidiaries (including any upfront fees on the Revolving Commitments), on or before the Effective Date in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

“Type”, when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, Daily Simple SONIA, Daily Simple SARON, the Adjusted AUD Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

“USA Patriot Act” has the meaning set forth in Section 11.13.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.19.

“Variable Interest Entities” means, collectively:

(i) StepStone Group Real Assets, LP;

(ii) StepStone Group Real Estate, LP;

(iii) StepStone Group Private Debt AG;

(iv) StepStone Group Europe Alternative Investments Limited; and

(v) any other entity (other than a Subsidiary of the Borrower) in which the Borrower directly or indirectly owns any Equity Interests issued by such entity, and that is designated by the Borrower in good faith as a “Variable Interest Entity” pursuant to a written notice delivered to the Agent after the Effective Date;

in each case of clauses (i) through (v), solely to the extent (A) the relevant Person is directly or indirectly controlled by the Borrower, (B) the Borrower or any of its wholly-owned Subsidiaries is the primary beneficiary of such Person and (C) such Person is consolidated in the financial statements of the Borrower and its consolidated Subsidiaries for the relevant period.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References in this Agreement to a “determination” or “designation” include estimates by Agent (in the case of quantitative determinations or designations), and beliefs by Agent (in the case of qualitative determinations or designations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or any of the Loan Documents includes any and all alterations, amendments, restatements, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Any reference herein to any Person shall be construed to include such Person’s successors and assigns including, without limitation, as a result of a restructuring or conversion not prohibited by this Agreement. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations, any reference herein or in any other Loan Document to the Obligations being “paid in full” or “repaid in full”, and any reference herein or in any other Loan Document to the action by any Person to repay the Obligations in full, shall mean the repayment in full in cash in Dollars or applicable Alternative Currency (or cash collateralization or receipt of a backup letter of credit in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations for which no claim has been made. References in this Agreement to “ordinary course of business” or similar term shall also include any activities conducted in the ordinary course of business by asset managers and managers of mutual funds, private equity or debt funds, hedge funds, or funds of funds, as well as any activities conducted in the ordinary course of business by any Loan Party or any Subsidiary thereof existing on the Effective Date or formed or acquired thereafter, in each case, consistent with customary investment or asset management services, financial advisory services, money management services, and merchant banking activities or any similar or related business.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower covenants and agrees with the Lenders that whether or not the Borrower has adopted the Accounting Standards Update No. 2016-02, Leases (Topic 842) (or successor standard solely as it relates to the accounting of lease assets and liabilities) (“ASU 2016-02”) with respect to the definition of Capitalized Lease Obligations, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted ASU 2016-02.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, light, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.5 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term ESTR Transition Event, Section 2.14(b) and Section 2.14(c) provide a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Certain Calculations.

(a) Notwithstanding anything herein to the contrary, for purposes of calculating (a) the amount of Debt to determine compliance with Sections 6.1 and 6.2 and (b) the amount of Consolidated Total Net Debt to determine compliance with Section 6.13(a), the Debt of non-wholly owned Subsidiaries included in such calculation shall be equal to:

(i) if such Debt is (A) not guaranteed by any Loan Party and/or any other Subsidiary or (B) guaranteed by any Loan Party and/or any other Subsidiary and each such guaranty is permitted under Section 6.1 (and Section 6.2, if applicable) pursuant to a clause that is not subject to a dollar cap, the proportionate amount of such Debt based on the Loan Parties’ and each such other Subsidiary’s aggregate economic ownership interests in such Subsidiary, and

(ii) if such Debt is guaranteed by any Loan Party and/or any other Subsidiary and any such guaranty is not permitted under Section 6.1 (and Section 6.2, if applicable) pursuant to a clause that is not subject to a dollar cap, an amount equal to the greater of (x) the proportionate amount of such Debt based on the Loan Parties’ and each such other Subsidiary’s aggregate economic ownership interests in such Subsidiary and (y) without duplication and in no event to exceed the amount of the underlying Debt, the aggregate amount of such Debt guaranteed by the Loan Parties and/or each such other Subsidiary.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.6. Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended four fiscal quarter period of the Borrower with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 5.2(a) or (b).

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Material Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Material Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.6, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.6.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are factually supportable, reasonably identifiable, quantifiable, attributable to the transaction and based on assumptions believed by the Borrower in good faith to be reasonable at the time made and supported by an officer’s certificate delivered to the Agent, and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period as if such cost savings and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions, (B) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty-four (24) months of the date of such Specified Transaction and (C) no amounts shall be added pursuant to this Section 1.6(d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; provided that aggregate amounts of pro forma adjustments and other amounts included in the calculation of “Consolidated Adjusted EBITDA” pursuant to this Section 1.6(d), together with aggregate amounts added to “Consolidated Adjusted EBITDA” pursuant to clause (i) of the definition thereof, shall not cumulatively exceed 20% of “Consolidated Adjusted EBITDA” (prior to giving effect to the amounts added pursuant to this Section 1.6(d) or such clause (i)).

1.7 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”, a “Daily Simple SOFR Loan” or a “SARON Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”, a “Daily Simple SOFR Revolving Loan” or a “SARON Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving borrowing”) or by Type (e.g., a “Term Benchmark borrowing”, a “Daily Simple SOFR borrowing” or a “SARON borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving borrowing”, a “Daily Simple SOFR Revolving borrowing” or a “SARON Revolving borrowing”).

Article II

AMOUNT AND TERMS OF LOANS

2.1 Credit Facilities.

(a) Dollar Revolving Credit Facility.

(i) Subject to the terms and conditions of this Agreement, and during the term of this Agreement:

(A) each Dollar Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Dollar Advances”) to Borrower in Dollars in an aggregate amount at any one time outstanding not to exceed such Dollar Lender’s Pro Rata Share of the Maximum Dollar Revolving Amount at such time; provided that at no time shall the sum of such Dollar Lender’s aggregate Dollar Advances exceed such Dollar Lender’s Dollar Revolving Commitment, and

(B) amounts borrowed pursuant to this Section 2.1(a) may be repaid at any time during the term of this Agreement and, subject to the terms and conditions of this Agreement, reborrowed prior to the Maturity Date. The outstanding principal amount of the Dollar Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(ii) No Dollar Lender shall have an obligation to make any Dollar Advance under the Dollar Revolving Credit Facility on or after the Maturity Date.

(b) Multicurrency Revolving Credit Facility.

(i) Subject to the terms and conditions of this Agreement, and during the term of this Agreement:

(A) each Multicurrency Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Multicurrency Advances”, and together with the Dollar Advances, collectively, the “Advances”) to Borrower in Dollars or any Alternative Currency in an aggregate amount at any one time outstanding not to exceed such Multicurrency Lender’s Pro Rata Share of the Maximum Multicurrency Revolving Amount less such Lender’s Pro Rata Share of the aggregate Letter of Credit Usage at such time; provided that at no time shall the sum of such Multicurrency Lender’s aggregate Multicurrency Advances and such Multicurrency Lender’s Pro Rata Share of the aggregate Letter of Credit Usage exceed such Multicurrency Lender’s Multicurrency Revolving Commitment, and

(B) amounts borrowed pursuant to this Section 2.1(b) may be repaid at any time during the term of this Agreement and, subject to the terms and conditions of this Agreement, reborrowed prior to the Maturity Date. The outstanding principal amount of the Multicurrency Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(ii) No Multicurrency Lender shall have an obligation to make any Multicurrency Advance under the Multicurrency Revolving Credit Facility on or after the Maturity Date.

2.2 Rate Designation. Borrower shall designate each Loan as (i) in the case of any Loan denominated in Dollars, a Base Rate Loan or a Term SOFR Rate Loan, (ii) in the case of any Loan denominated in Euros, a EURIBOR Rate Loan, (iii) in the case of any Loan denominated in British Pounds Sterling, a SONIA Loan, (iv) in the case of any Loan denominated in Swiss Francs, a SARON Loan, and (v) in the case of any Loan denominated in Australian Dollars, an AUD Rate Loan, in each case, in the Request for Borrowing or Request for Conversion/Continuation, as applicable, given to Agent in accordance with Section 2.6 or Section 2.7, as applicable. Each Base Rate Loan shall be denominated in Dollars. Each Base Rate Loan shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000, unless such Advance is being made to pay any interest, fees, or expenses then due hereunder, in which case such Advance may be in the amount of such interest, fees, or expenses. Each Term SOFR Rate Loan shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000, and each EURIBOR Rate Loan, SONIA Loan, SARON Loan or AUD Rate Loan shall be in a minimum principal amount of the Alternative Currency Equivalent of $500,000 and, thereafter, in integral multiples of the Alternative Currency Equivalent of $100,000.

2.3 Interest Rates; Payment of Principal and Interest.

(a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or under Section 2.13, 2.14 or 2.23, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.23 and 8.2, which shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All amounts owing under this Agreement (excluding payments of principal of, and interest on, any Advance or payments relating to any Letters of Credit denominated in any Alternative Currency, which are payable in such Alternative Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if Borrower shall fail to pay any principal of any Advance when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any Letter of Credit when due, the unpaid portion of such Advance or reimbursement obligation shall, if such Advance or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date in respect of any such Advance is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if Borrower shall fail to pay any interest on any Advance or on any reimbursement obligation in respect of any Letter of Credit, or any other amount (other than any principal or reimbursement obligation), that is not denominated in Dollars, such interest or other amount shall automatically be redenominated in Dollars on the due date therefor (or, if such due date in respect of any such Advance is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest or other amount shall be payable on demand.

(c) Unless the Agent shall have received notice from Borrower prior to the date on which any payment is due to the Agent for account of the applicable Lenders or the respective Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon at the Defaulting Lender Rate, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent.

(d) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including Section 7.3 and any agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (or the Lenders under the applicable Class, as applicable) (according to the unpaid principal balance of the Obligations to which such payments relate held by each applicable Lender) and applied thereto and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the applicable Lenders in accordance with their respective Pro Rata Shares be applied as follows:

(i) Subject to Section 2.3(d)(iii) below and Section 7.3, all payments shall be remitted to Agent and all such payments shall be applied:

(A) first, to pay any fees and Lender Group Expenses (or the fees and Lender Group Expenses with respect to the relevant Class, as applicable) then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees and Lender Group Expenses (or the fees and Lender Group Expenses with respect to the relevant Class, as applicable) then due to the applicable Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, ratably to pay interest due in respect of the Loans (or the Loans under relevant Class, as applicable) until paid in full,

(D) fourth, so long as no Application Event has occurred and is continuing, to pay the principal of all Advances (or the Advances under relevant Class, as applicable) until paid in full,

(E) fifth, if an Application Event has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the ratable benefit of the respective Issuing Lender and those Multicurrency Lenders having a Multicurrency Revolving Commitment, as cash collateral in an amount up to 102.0% of the Letter of Credit Usage until paid in full,

(F) sixth, if an Application Event has occurred and is continuing, to pay any other Obligations until paid in full, and

(G) seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender (or each Lender under the applicable Class, as applicable), pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii) In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(d)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations (including any Obligations under any Class) then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, other than any contingent and unasserted indemnification or similar Obligations.

(v) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(e) Subject to Section 2.4, each Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced or converted, to but excluding the date of conversion or repayment thereof, at a fluctuating rate, per annum, equal to (i) in the case of any Base Rate Loans, the Alternate Base Rate plus the Applicable Margin, (ii) in the case of any Term SOFR Rate Loans, Adjusted Term SOFR for the Interest Period in effect for such borrowing plus the Applicable Margin, (iii) in the case of any Loans comprising each Term Benchmark borrowing denominated in Euros, the Adjusted EURIBOR Rate for the Interest Period in effect for such borrowing plus the Applicable Margin, (iv) in the case of any SONIA Loans, the Daily Simple SONIA plus the Applicable Margin, (v) in the case of any SARON Loans, the Daily Simple

SARON plus the Applicable Margin and (vi) in the case of any AUD Loans, the Adjusted AUD Rate plus the Applicable Margin. Any change in the interest rate resulting from a change in the Alternate Base Rate will become effective on the day on which each change in the Alternate Base Rate is announced by Agent. Interest due with respect to any Loans shall be due and payable, in arrears, commencing on the first Interest Payment Date following the Effective Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding the Maturity Date, and on the Maturity Date.

(f) [Reserved].

(g) Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple SARON hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple SONIA, AUD Screen Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Daily Simple SONIA, SONIA, Daily Simple SARON or SARON shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(h) Borrower shall pay Agent (for the ratable benefit of the Multicurrency Lenders with a Multicurrency Revolving Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.10(f)) which shall accrue at a rate equal to the Applicable Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit (the “Letter of Credit Fee”). The Letter of Credit Fee shall be due and payable quarterly in arrears with respect to each fiscal quarter on the fifteenth (15th) day after the end of such fiscal quarter.

(i) Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Advances, together with accrued and unpaid interest thereon, shall be due and payable, in full, on the Maturity Date.

(j) Any Lender by written notice to Borrower (with a copy to Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note, substantially in the form of Exhibit A-2, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.1) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). For the avoidance of doubt, assignments of any Loans by Lenders (irrespective of whether promissory notes are issued hereunder) shall be in accordance with the provisions of Section 9 of this Agreement. In no event shall the delivery of a promissory note pursuant to this Section 2.3(i) constitute a condition precedent to any extension of credit hereunder.

2.4 Default Rate. (i) If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided above plus 2.0 percentage points or (B) in the case of any other overdue amount, 2.0 percentage points plus the rate applicable to Base Rate Loans as provided above and (ii) upon the occurrence and during the continuance of an Event of Default, any overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided above plus 2.0 percentage points or (B) in the case of any other overdue amount, 2.0 percentage points plus the rate applicable to Base Rate Loans as provided above. All amounts payable under this Section 2.4 shall be due and payable on demand by Agent.

2.5 Computation of Fees. All computations of the fees (including the Letter of Credit Fee) due hereunder for any period shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in such period.

2.6 Request for Borrowing.

(a) Each Loan shall be made on a Business Day.

(b) Each Loan or Letter of Credit that is proposed to be made on or after the Effective Date shall be made upon written notice, by way of a Request for Borrowing, which Request for Borrowing shall be irrevocable and shall be given by facsimile, mail, electronic mail (in a format bearing a copy of the signature(s) required thereon), or personal service, and delivered to Agent and Issuing Lender as provided in Section 11.3. Each Request for Borrowing shall be signed by a Responsible Officer of the Borrower, provided that, if such Request for Borrowing is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent.

(i) For a Base Rate Loan, Borrower shall give Agent notice not later than 12:00 noon New York City time on the Business Day that is the requested Funding Date, and such notice shall specify that a Base Rate Loan is requested and state the amount thereof (subject to the provisions of this Article II).

(ii) For a Term SOFR Rate Loan, Borrower shall give Agent notice not later than 12:00 noon New York City time three U.S. Government Securities Business Days before the date the Term SOFR Rate Loan is to be made, and such notice shall specify that a Term SOFR Rate Loan is requested and state the amount and Interest Period thereof (subject to the provisions of this Article II); provided, however, that no Loan shall be available as a Term SOFR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing. At any time that an Event of Default has occurred and is continuing, Agent may convert, and shall convert if so requested by the Required Lenders, the interest rate on all outstanding Term SOFR Rate Loans to the rate then applicable to Base Rate Loans hereunder. If Borrower fails to designate a Loan as a Term SOFR Rate Loan in accordance herewith, the Loan will be a Base Rate Loan.

(iii) For a EURIBOR Rate Loan, Borrower shall give Agent notice not later than 12:00 noon New York City time three Business Days prior to the date that is the requested Funding Date, and such notice shall specify that a EURIBOR Rate Loan is requested and state the amount thereof (subject to the provisions of this Article II).

(iv) For a SONIA Loan, Borrower shall give Agent notice not later than 11:00 a.m. New York City time five Business Days prior to the date that is the requested Funding Date, and such notice shall specify that a SONIA Loan is requested and state the amount thereof (subject to the provisions of this Article II).

(v) For a SARON Loan, Borrower shall give Agent notice not later than 11:00 a.m. New York City time five Business Days prior to the date that is the requested Funding Date, and such notice shall specify that a SARON Loan is requested and state the amount thereof (subject to the provisions of this Article II).

(vi) For an AUD Rate Loan, Borrower shall give Agent notice not later than 10:30 a.m. New York City time four Business Days prior to the date that is the requested Funding Date, and such notice shall specify that an AUD Rate Loan is requested and state the amount thereof (subject to the provisions of this Article II).

In connection with each Term Benchmark Loan, the Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any such Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (B) the conversion of any such Loan other than on the last day of the Interest Period applicable thereto or (C) the failure to borrow, convert, continue or prepay any such Loan on the date specified in any notice delivered pursuant hereto (such losses, costs and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount reasonably determined by Agent or such Lender to be the excess, if any, of (I) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted AUD Rate, as applicable, that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (II) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, deposits in the applicable Agreed Currency of a comparable amount and period in the relevant interbank market.

A certificate of Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.6(b)(vii) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(c) Each Request for Borrowing shall specify, among other information, (i) the Class of any such Loan, (ii) the Agreed Currency of such Loan or Letter of Credit, (iii) the date such Loan or Letter of Credit will be made or issued, which shall be a Business Day, (iv) whether any such Loan will be a Base Rate Loan, Term SOFR Rate Loan, EURIBOR Rate Loan, AUD Rate Loan, SONIA Loan or SARON Loan, (v) the aggregate amount of such Loan or Letter of Credit and (vi) in the case of a Term SOFR Rate Loan, a EURIBOR Rate Loan or an AUD Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) Promptly after receipt of a Request for Borrowing pursuant to Section 2.6(b), Agent shall notify the applicable Lenders not later than 2:00 p.m. New York City time, on the Funding Date applicable thereto (in the case of a Base Rate Loan), the third (3rd) U.S. Government Securities Business Day preceding the Funding Date (in the case of a Term SOFR Rate Loan), 11:00 a.m. Brussels time, on the second Business Day preceding the Funding Date (in the case of a EURIBOR Rate Loan), 12:00 p.m. New York City time, on the fourth Business Day preceding the Funding Date (in the case of an AUD Rate Loan) or the fifth Business Day preceding the Funding Date (in the case of a SONIA Loan or a SARON Loan), by telecopy, electronic mail (in a format bearing a copy of the signature(s) required thereon), telephone, or other similar form of transmission, of the requested Loan. Each such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Loan available to Agent in immediately available funds, to Agent’s Account, not later than 3:00 p.m. New York City time on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Loans, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring to the Designated Account immediately available funds equal to the proceeds that are requested by Borrower in the applicable Request for Borrowing; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Loan if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Article III will not be satisfied on the requested Funding Date for the applicable Loan unless such condition has been waived, or (2) the requested Loan or Letter of Credit would exceed the Availability, Dollar Availability and/or Multicurrency Availability, as applicable, on such Funding Date.

(e) Unless Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Loan after the Effective Date, prior to 10:00 a.m. (New York City time) on the date of such Loan, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Loan, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of such Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Loan, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Loan, without in any way prejudicing the rights and remedies of Borrower against the Defaulting Lender. The failure of any Lender to make any Loan on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d), 2.6(f) or 8.2, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent or the respective Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

(g) All Advances under any Class shall be made by the Lenders under such Class contemporaneously and in accordance with their Pro Rata Shares of such Class. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolving Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder. Each Lender at its option may make any Advance by causing any Applicable Lending Office of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.7 Conversion or Continuation.

(a) Subject to the provisions of clause (d) of this Section 2.7 and the provisions of Section 2.14, Borrower shall have the option to (i) convert all or any portion of the outstanding Base Rate Loans equal to $500,000, and integral multiples of $100,000 in excess of such amount, to a Term SOFR Rate Loan, (ii) convert all or any portion of the outstanding Term SOFR Rate Loans denominated in Dollars equal to $500,000 and integral multiples of $100,000 in excess of such amount, to a Base Rate Loan, and (iii) upon the expiration of any Interest Period applicable to any of its Term Benchmark Loans, continue all or any portion of such Term Benchmark Loan equal to $500,000 (or the Alternative Currency Equivalent thereof), and integral multiples of $100,000 (or the Alternative Currency Equivalent thereof) in excess of such amount, as a Term Benchmark Loan denominated in the same Currency, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a Term Benchmark Loan only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan may be continued as, or be converted into, a Term Benchmark Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that if, before the expiration of an Interest Period of a Term Benchmark Loan, Borrower fails timely to deliver the appropriate Request for Conversion/Continuation, such Term Benchmark Loan, in the case of a Term SOFR Rate Loan, automatically shall be converted to a Base Rate Loan and, in the case of a EURIBOR Loan or an AUD Rate Loan, automatically shall be continued as a EURIBOR Rate Loan or an AUD Rate Loan, as applicable, having an Interest Period of one month.

(b) Borrower shall by facsimile, mail, electronic mail, personal service or by telephone (which shall be confirmed by one of the other means of delivery) deliver a Request for Conversion/Continuation to Agent (i) no later than 1:00 p.m., New York City time, one (1) Business Day prior to the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (ii) no later than 1:00 p.m. New York City time, three U.S. Government Securities Business Days before (in the case of a conversion to a Term SOFR Rate Loan, or a conversion to, or a continuation of, a Term Benchmark Loan). A Request for Conversion/Continuation shall specify (x) the proposed conversion or continuation date (which shall be a Business Day), (y) the amount and type of the Loan to be converted or continued, and (z) the nature of the proposed conversion or continuation. Each Request for Conversion/Continuation shall be signed by a Responsible Officer of the Borrower, provided that if such Request for Conversion/Continuation is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent.

(c) Any Request for Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

(d) No Loan (or portion thereof) may be converted into, or continued as, a Term Benchmark Loan with an Interest Period that ends after the Maturity Date.

2.8 Mandatory Repayment.

(a) The Revolving Commitments, including any commitment to issue any Letter of Credit, shall terminate on the Maturity Date and all Loans, all interest that has accrued and remains unpaid thereon, all contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations immediately shall be due and payable in full, without notice or demand (including either (i) providing cash collateral to be held by Agent in an amount equal to 102.0% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Agent), on the Maturity Date.

(b) (i) On each Revaluation Date, the Agent shall determine the aggregate Revolving Credit Facility Usage, Dollar Revolving Credit Facility Usage, Multicurrency Revolving Credit Facility Usage and Letter of Credit Usage, as applicable. For the purpose of this determination, the outstanding principal amount of any Loan or the undrawn amount of any outstanding Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount in the Alternative Currency of such Loan or Letter of Credit, determined as of such Revaluation Date. Upon making such determination, the Agent shall promptly notify the Lenders and the Borrower thereof.

(ii) In the event that, as of the date of such determination, the sum of the then outstanding Revolving Credit Facility Usage and the Letter of Credit Usage exceeds 105.0% of the then extant amount of the Maximum Revolving Amount, then, and in each such event, promptly upon obtaining notice of such excess (and in any event within fifteen (15) Business Days of obtaining such notice) Borrower shall repay such amount or cash collateralize Letters of Credit as shall be necessary so that the outstanding Revolving Credit Facility Usage and the Letter of Credit Usage does not exceed the then extant amount of the Maximum Revolving Amount.

(iii) In the event that, as of the date of such determination, the sum of the then outstanding Multicurrency Revolving Credit Facility Usage and the Multicurrency Letter of Credit Usage exceeds 105.0% of the then extant amount of the Maximum Multicurrency Revolving Amount, then, and in each such event, promptly upon obtaining notice of such excess (and in any event within fifteen (15) Business Days of obtaining such notice) Borrower shall repay such amount or cash collateralize Multicurrency Letters of Credit as shall be necessary so that the outstanding Multicurrency Revolving Credit Facility Usage and the Multicurrency Letter of Credit Usage does not exceed the then extant amount of the Maximum Multicurrency Revolving Amount.

(c) All prepayments of the Loans made pursuant to this Section 2.8 shall (i) prior to the Maturity Date, so long as no Application Event shall have occurred and be continuing, be applied ratably to the outstanding principal amount of the Advances under the applicable Class until paid in full, (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(d)(i), and (iii) so long as an Event of Default has not occurred and is not continuing, to the extent that such prepayments are to be applied to any Advances denominated in Dollars pursuant to Section 2.8(c)(i) above, be applied, first, ratably to any Advances that are Base Rate Loans, until paid in full, and, second, ratably to any Advances that are Term SOFR Rate Loans, until paid in full.

2.9 Voluntary Prepayments; Termination and Reduction in Commitments.

(a) Borrower shall have the right, at any time and from time to time, to prepay the Loans under any Class without penalty or premium. Borrower shall give Agent written notice by telecopy or electronic communication (including an Approved Borrower Portal, if arrangements for doing so have been approved by the Agent) not less than (i) one Business Day prior to any such prepayment with respect to Base Rate Loans, (ii) three U.S. Government Securities Business Days’ prior to any such prepayment with respect to Term SOFR Rate Loans, (iii) three Business Days’ prior to any such prepayment with respect to EURIBOR Rate Loans, (iv) five Business Days’ prior to any such prepayment with respect to SONIA Loans or SARON Loans and (v) four Business Days’ prior to any such prepayment with respect to AUD Rate Loans. In each case, such notice shall specify (x) the Class of Loans with respect to which such prepayment is to be made, (y) the date on which such prepayment is to be made (which shall be a Business Day), and (z) the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $1,000,000 (or the Alternative Currency Equivalent thereof) and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). Any voluntary prepayments of principal by Borrower of a Term Benchmark Loan prior to the end of the applicable Interest Period shall be subject to Section 2.6(b)(vii).

(b) Borrower has the option, at any time upon three Business Days’ prior written notice to Agent, to terminate this Agreement and terminate the Revolving Commitments hereunder without penalty or premium by paying to Agent, in cash, the Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, but excluding contingent indemnification obligations in respect of claims that are unasserted and unanticipated) in full (including either (i) providing immediately available funds to be held by Agent for the benefit of those Lenders with a Revolving Commitment in an amount equal to 102.0% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to each respective Issuing Lender); provided that the Revolving Commitments shall not be terminated if after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9(a), (x) the aggregate amount of the Revolving Credit Facility Usage and Letter of Credit Usage would exceed the aggregate amount of the Revolving Commitments, (y) the aggregate amount of the Dollar Revolving Credit Facility Usage would exceed the aggregate amount of the Dollar Revolving Commitments or (z) the aggregate amount of the Multicurrency Revolving Credit Facility Usage and Letter of Credit Usage would exceed the aggregate amount of the Multicurrency Revolving Commitments. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.9(b) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then (subject to the proviso in the preceding sentence) the Revolving Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, but excluding contingent indemnification obligations in respect of claims that are unasserted and unanticipated) in full on the date set forth as the date of termination of this Agreement in such notice (including either (I) providing immediately available funds to be held by Agent for the benefit of those Multicurrency Lenders with a Multicurrency Revolving Commitment in an amount equal to 102.0% of the Letter of Credit Usage, or (II) causing the original Letters of Credit to be returned to each respective Issuing Lender). Any termination of the Revolving Commitments shall be permanent.

(c) Borrower has the option, at any time upon three Business Days’ prior written notice to Agent, to reduce the Revolving Commitments under any Class without penalty or premium to an amount not less than the sum of (i) in the case of any such reduction of Dollar Revolving Commitments, (A) the Dollar Revolving Credit Facility Usage as of such date, plus (B) the principal amount of all Dollar Advances not yet made as to which a request has been given by Borrower under Section 2.6(b), and (ii) in the case of any such reduction of Multicurrency Revolving Commitments, (A) the Multicurrency Revolving Credit Facility Usage as of such date, plus (B) the principal amount of all Multicurrency Advances not yet made as to which a request has been given by Borrower under Section 2.6(b), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.10(a) plus (D) the Letter of Credit Usage. Each such reduction shall be in an amount which is not less than $500,000 (unless the applicable Revolving Commitments are being reduced to zero and the amount of the applicable Revolving Commitments in effect immediately prior to such reduction are less than $500,000). Each notice delivered by Borrower pursuant to this Section 2.9(c) shall be irrevocable. Subject to Section 2.18, once reduced, the applicable Revolving Commitments may not be increased. Each such reduction of the Revolving Commitments under any Class shall reduce the Revolving Commitments of each Lender of such Class proportionately in accordance with its Pro Rata Share thereof.

2.10 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement (including without limitation the provisions of Article III and this Section 2.10(a)), the Total Multicurrency Commitments may be utilized in addition to the Multicurrency Loans provided for in Section 2.1, upon the request of Borrower made in accordance herewith not later than five Business Days before the Maturity Date, by the issuance by an Issuing Lender selected by Borrower of standby letters of credit denominated in Dollars or in an Alternative Currency for the account of Borrower (each, a “Letter of Credit”), such Issuing Lender shall amend, renew or extend any Letter of Credit; provided that notwithstanding any other provision of this Agreement, the Borrower shall be permitted to deem the Existing Letters of Credit to have been issued under this Agreement promptly following the Effective Date. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing and delivered to the respective Issuing Lender and Agent via hand delivery or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Lender), reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the respective Issuing Lender in its sole and absolute discretion and shall specify (i) the Issuing Lender, (ii) the amount of such Letter of Credit, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the expiration of such Letter of Credit, (v) the name and address of the beneficiary thereof, (vi) whether such Letter of Credit is to be denominated in Dollars or an Alternative Currency (and if to be denominated in an Alternative Currency, the Alternative Currency in which such Letter of Credit is to be denominated) and (vii) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. It is hereby acknowledged that an Issuing Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit (A) if, after giving effect to the issuance of such requested Letter of Credit, the Letter of Credit Usage would exceed (1) $10,000,000, (2) the Maximum Revolving Amount less the amount of the Revolving Credit Facility Usage or (3) the Maximum Multicurrency Revolving Amount less the amount of the Multicurrency Revolving Credit Facility Usage, (B) at any time when one or more of the Multicurrency Lenders is a Defaulting Lender, but only until such time as either (1) the

Multicurrency Revolving Commitments of the Defaulting Lender or Defaulting Lenders have been assumed by a Multicurrency Lender that is not a Defaulting Lender, or (2) the Maximum Multicurrency Revolving Amount has been reduced by the amount of such Defaulting Lender’s or Defaulting Lenders’ Multicurrency Revolving Commitments, (C) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it, (D) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (E) if such Issuing Lender does not consent to such issuance, amendment, renewal or extension in its sole discretion. Agent shall provide a report to each Multicurrency Lender on a quarterly basis setting forth the then current Letter of Credit Usage and Multicurrency Lender’s Pro Rata Share thereof.

(b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date, unless the applicable Issuing Lender has approved such expiration date, and such Issuing Lender has entered into arrangements, including the delivery of cash collateral or other credit support, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower with respect to such Letter of Credit.

(c) (i) If an Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such L/C Disbursement by paying to the Agent an amount equal to such L/C Disbursement not later than 1:00 p.m., New York City time, on (x) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (y) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is in Dollars and is not less than $500,000, the Borrower may, prior to the Maturity Date and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.6 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan.

(i) If the Borrower fails to make such payment when due, the Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof.

(d) (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Multicurrency Lender (other than the respective Issuing Lender), and each Multicurrency Lender (other than the respective Issuing Lender) hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Multicurrency Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Event of Default or Unmatured Event of Default or reduction or termination of the applicable Total Multicurrency Commitments; provided that no Multicurrency Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.10(d) if (x) the conditions set forth in Section 3.2 would not be satisfied in respect of a credit extension at the time such Letter of Credit was issued and (y) the Required Lenders in respect of the Multicurrency Revolving Credit Facility shall have so notified such Issuing Lender in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist; provided further that the obligation of the Multicurrency Lenders to participate in Letters of Credit issued prior to the Maturity Date and remaining outstanding thereafter shall continue solely to the extent that the Borrower shall have defaulted in its obligation to cash collateralize such Letters of Credit on the Maturity Date as required by Section 2.8(a).

(ii) In consideration and in furtherance of the foregoing, each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Agent, for account of the respective Issuing Lender, such Multicurrency Lender’s Pro Rata Share of each L/C Disbursement made by such Issuing Lender in respect of Letters of Credit promptly upon the request of such Issuing Lender at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed or cash collateralized by the Borrower or at any time after any reimbursement payment or cash collateral is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.6(e) with respect to Loans made by such Multicurrency Lender (and Sections 2.6(e) and (f) shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Lenders), and the Agent shall promptly pay to such Issuing Lender the amounts so received by it from the Multicurrency Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to Section 2.10(c), the Agent shall distribute such payment to such Issuing Lender or, to the extent that the Multicurrency Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Multicurrency Lenders and such Issuing Lender as their interests may appear. Any payment made by a Multicurrency Lender pursuant to this paragraph to reimburse an Issuing Lender for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(e) The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder (other than payment in full by the Borrower).

Neither the Agent, the Lenders, any Issuing Lender, any Agent-Related Person nor any Lender-Related Person, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by an Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(f) Any and all charges, commissions, fees, and costs incurred by an Issuing Lender relating to Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of such Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Effective Date, the issuance charge imposed by an Issuing Lender is 0.25% per annum times the undrawn amount of each Letter of Credit (which shall be due and payable quarterly in arrears with respect to each fiscal quarter on the fifteenth (15th) day after the end of such fiscal quarter), and that an Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(g) If the Borrower shall be required to cash collateralize Letter of Credit Usage pursuant to Section 2.3, Section 2.8, Section 2.10 or Section 7.2, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Agent cash denominated in the currency of the Letter of Credit under which such Letter of Credit Usage arises in an amount equal to the amount required under Section 2.3, Section 2.8(a), Section 2.10 or Section 7.2, as applicable. Such deposit shall be held by the Agent as collateral in the first instance for the Letter of Credit Usage for the applicable Issuing Lender(s) under this Agreement, and for these purposes the Borrower hereby grants a security interest to the Agent for the benefit of the Multicurrency Lenders and the other Issuing Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the UCC) or other property held therein.

2.11 Fees.

(a) Commitment Fee. A commitment fee (the “Commitment Fee”) shall be due and payable quarterly in arrears, on the fifteenth (15th) day after the end of each fiscal quarter, in an amount equal to the Applicable Commitment Fee Rate times the result of (1) in the case of the Dollar Revolving Credit Facility, (i) the Maximum Dollar Revolving Amount at such time, less (ii) the average Daily Balance of Dollar Advances that were outstanding during the immediately preceding quarter and (2) in the case of the Multicurrency Revolving Credit Facility, (i) the Maximum Multicurrency Revolving Amount at such time, less (ii) the sum of (A) the average Daily Balance of Multicurrency Advances that were outstanding during the immediately preceding quarter, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter. The Commitment Fee shall accrue from and including the Effective Date to and including the Maturity Date.

(b) Fee Letter Fees. The Borrower shall pay as and when due and payable under the terms of each Fee Letter, the fees set forth therein.

2.12 Maintenance of Records; Effect. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and currency of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the type thereof and each Interest Period therefor, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by the Agent hereunder for account of the Lenders and each Lender’s share thereof. The entries made in the records maintained pursuant to this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in an applicable Benchmark) or any Issuing Lender; or

(ii) impose on any Lender or any Issuing Lender or the relevant interbank market any other condition (other than (x) Excluded Taxes, (y) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or (z) Other Taxes of such Lender or Issuing Lender compensated under Section 2.23) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Notice; Delay in Requests. Each Lender and Issuing Lender agrees to use reasonable efforts to notify the Borrower upon becoming aware of any Change in Law giving rise to a right to compensation pursuant to this Section. Notwithstanding the foregoing, no failure or delay on the part of any Lender or Issuing Lender to give any such notice to the Borrower or to demand compensation pursuant to this Section shall constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation or otherwise form the basis of any liability of such Lender or Issuing Lender to Borrower; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if:

(i) the Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted AUD Rate or the AUD Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SARON, SARON, Daily Simple SONIA, or SONIA, as applicable, for the applicable Agreed Currency; or

(ii) the Agent is advised by the Required Lenders for the relevant Class that (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted AUD Rate or the AUD Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple SARON, SARON, Daily Simple SONIA, or SONIA, as applicable, for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for the applicable Agreed Currency;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Request for Conversion/Continuation in accordance with the terms of Section 2.7 or a new Request for Borrowing in accordance with the terms of Section 2.6, (A) for Loans denominated in Dollars, any Request for Conversion/Continuation that requests the conversion of any borrowing to, or continuation of any borrowing as, a Term Benchmark borrowing and any Request for Borrowing that requests a Term Benchmark borrowing shall instead be deemed to be an Request for Conversion/Continuation or a Request for Borrowing, as applicable, for an Alternate Base Rate borrowing and (B) for Loans denominated in an Alternative Currency, any Request for Conversion/Continuation that requests the conversion of any borrowing to, or continuation of any borrowing as, a Term Benchmark borrowing and any Request for Borrowing that requests a Term Benchmark borrowing, a SARON borrowing or a SONIA borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of borrowings, then all other Types of borrowings shall be permitted. Furthermore, if any Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Loan, then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Request for Conversion/Continuation in accordance with the terms of Section 2.7 or a new Request for Borrowing in accordance with the terms of Section 2.6, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute, a Base Rate Loan on such day, and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day, either (A) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, this clause (A) shall be unavailable to be selected by the Borrower, (B) be prepaid by the Borrower on such day or (C) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any SARON Loan or SONIA Loan shall, at the Borrower’s election, either (A) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, this clause (A) shall be unavailable to be selected by the Borrower, (B) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (C) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall not be deemed to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14) and subject to the proviso below in this paragraph, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders; provided that with respect to EURIBOR Rate Loans, this clause shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term ESTR Notice. For the avoidance of doubt, the Agent shall not be required to deliver any Term ESTR Notice after the occurrence of a Term ESTR Transition Event, and may do so in its sole discretion (provided the Agent’s determination shall be generally consistent with determinations made for borrowers of syndicated loans denominated in Dollars).

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or a Term ESTR Transition Event, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, Term ESTR, the EURIBOR Rate or the AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans, SARON Loans or SONIA Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark borrowing denominated in Dollars into a request for a borrowing of or conversion to an Alternate Base Rate borrowing or (y) any other Term Benchmark borrowing, SARON borrowing or SONIA borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan, SARON Loan or SONIA Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Agent to, and shall constitute, a Base Rate Loan on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day, either (A) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, this clause (A) shall be unavailable to be selected by the Borrower (B) be prepaid by the Borrower on such day or (C) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any SARON Loan or SONIA Loan shall, at the Borrower’s election, either (A) bear interest at the Central Bank

Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, this clause (A) shall be unavailable to be selected by the Borrower, (B) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (C) be prepaid in full immediately.

2.15 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Term Benchmark Loans, SARON Loans or SONIA Loans in any Currency hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent), such Lender’s obligation to make, convert or continue such Loans in such Currency shall be suspended until such time as such Lender may again make or maintain such Loans in such Currency, and if applicable law shall so mandate, such Lender’s Loans in such Currency shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such applicable law.

2.16 Place of Loans. Nothing herein shall be deemed to obligate the Lenders (or Agent on behalf thereof) to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Agent or any Lender that it has obtained or will obtain such funds in any particular place or manner.

2.17 Survivability. Borrower’s obligations under Section 2.13 hereof shall survive repayment of the Loans made hereunder and termination of the Revolving Commitments for a period of 90 days after such repayment and termination.

2.18 Increase in Revolving Commitments.

(a) Borrower may, by written notice to Agent, elect to request an increase in the existing Revolving Commitments of any Class and the Maximum Revolving Amount, Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable (each increase that satisfies the terms and conditions of this Section 2.18, an “Approved Increase”), which Approved Increase shall be effective on or promptly following the Effective Date, by an aggregate amount, for all such increases under this Section 2.18, that does not cause the Maximum Revolving Amount to exceed $375,000,000. Such Approved Increase shall be in a minimum principal amount of $5,000,000 unless otherwise agreed by Agent. Each such notice shall specify (i) the amount of the proposed increase, if any, to the existing Dollar Revolving Commitments or Multicurrency Revolving Commitments, as applicable, and the existing Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable, (ii) the date on which such increase shall become effective (the “Increase Effective Date”), and (iii) the identity of each Lender or other Eligible Transferee to whom Borrower proposes any portion of such increased or new Dollar Revolving Commitments or Multicurrency Revolving Commitments, as applicable, be allocated and the amounts of such allocations, which Lender or other Eligible Transferee shall be satisfactory to the Agent in its sole discretion; provided that any Lender or other Eligible Transferee approached to provide all or a portion of the increased or new Dollar Revolving Commitments or Multicurrency Revolving Commitments, as applicable, may elect or decline, in its sole discretion, to provide such increased or new Dollar Revolving Commitment, Multicurrency Revolving Commitment, Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable, and the Maximum Dollar Revolving Amount, Maximum Multicurrency Revolving Amount, and the Total Commitments, as applicable, shall only be increased to the extent of Dollar Revolving Commitments or Multicurrency Revolving Commitments, as applicable, agreed to be provided by Lenders or Eligible Transferees. Any Eligible Transferee who agrees to provide such increased or new Revolving Commitment and Maximum Revolving Amount, Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable, shall execute a joinder agreement to which such Eligible Transferee and Agent (whose consent thereto shall not be unreasonably withheld or delayed) are party (the “Increase Joinder”). If such proposed Lender agrees to execute an Increase Joinder in connection with an Approved Increase, such Increase Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.18. Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to the increased Revolving Commitments made pursuant to this Section 2.18.

(b) The increased Revolving Commitments and Maximum Revolving Amount, Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable, with respect to an Approved Increase shall become effective as of such Increase Effective Date; provided that each of the conditions set forth in Section 3.2 shall be satisfied (or waived).

(c) The terms and provisions of Loans made pursuant to an Approved Increase shall be identical to the terms and provisions applicable to the relevant Loans made immediately prior to such Increase Effective Date.

(d) To the extent any Advances or Letters of Credit of the relevant Class are outstanding on the Increase Effective Date when the Revolving Commitments of such Class and the Maximum Revolving Amount, Maximum Dollar Revolving Amount or Maximum Multicurrency Revolving Amount, as applicable, are increased, each of the Lenders of such Class having a Revolving Commitment of such Class prior to the Increase Effective Date (the “Revolving Pre-Increase Lenders”) shall assign to any Lender of such Class which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Revolving Post-Increase Lenders”), and such Revolving Post-Increase Lenders shall purchase from each Revolver Pre-Increase Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Revolving Pre-Increase Lenders and Revolving Post-Increase Lenders ratably in accordance with their Pro Rata Share of such Class after giving effect to such increased Revolving Commitments.

(e) The Loans and Revolving Commitments established pursuant to this Section shall constitute Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Loan Documents.

2.19 Exchange Rates; Alternative Currency Equivalents.

(a) At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the Effective Date. The outstanding principal amount of any Loan or Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount of the Alternative Currency of such Loan or Letter of Credit, as determined as of the most recent Revaluation Date. Wherever in this Agreement in connection with a Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency).

(b) Each obligation hereunder of any party hereto that is denominated in the national currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such national currency, such party shall be entitled to pay or repay such amount either in Euros or in such national currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Loan denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

(c) Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that, the Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

2.20 [Reserved].

2.21 [Reserved].

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees pursuant to Section 2.11(a) shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender;

(b) the Revolving Credit Facility Usage, Dollar Revolving Credit Facility Usage, Multicurrency Revolving Credit Usage and/or Letter of Credit Usage, as applicable, of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Letter of Credit Usage exists at the time any Multicurrency Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Multicurrency Revolving Credit Facility in accordance with their respective Pro Rata Share thereof but only to the extent the sum of all non-Defaulting Lenders’ Multicurrency Revolving Credit Facility Usage plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Multicurrency Revolving Commitments and provided that at no time shall the sum of any Multicurrency Lender’s aggregate Multicurrency Advances and such Multicurrency Lender’s Pro Rata Share of the aggregate Letter of Credit Usage exceed such Multicurrency Lender’s Multicurrency Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Agent, cash collateralize for the benefit of each Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage in accordance with the procedures set forth in Section 2.10;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(g) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(iv) if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.3(g) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share;

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.3(g) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the respective Issuing Lender until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(vi) so long as such Lender is a Defaulting Lender, an Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100.0% covered by the Multicurrency Revolving Commitments of the applicable non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among the applicable non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (a) a Bankruptcy Event with respect to a parent of any Multicurrency Lender shall occur following the Effective Date and for so long as such event shall continue or (b) an Issuing Lender has a good faith belief that any Multicurrency Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Multicurrency Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, or an Issuing Lender shall have entered into arrangements with the Borrower or such Multicurrency Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Multicurrency Lender hereunder.

In the event that the Agent, the Borrower, and such Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Total Multicurrency Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders under the relevant Class as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share of such Class.

2.23 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable law; provided that if any Loan Party or another applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.23) the Agent, each Lender or each Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions in respect of Indemnified Taxes been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of any Other Taxes.

(c) The Loan Parties shall indemnify the Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent

(e) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent on the date on which such Foreign Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an executed copy of whichever of the following is applicable: (i) in the case of a Foreign

Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (ii) Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender qualifies for such exemption and (y) Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any subsequent versions thereof or successors thereto), (iv) Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and Forms W-9 and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower (or such other relevant Loan Party) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower.

(f) Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Agent), a duly executed and properly completed copy of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the applicable withholding agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.23(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.23, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.23 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.23(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.23(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.24 Mitigation of Obligations. If any Lender or Issuing Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or obligations in respect of any Letters of Credit issued hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.23, as the case may be, in the future and (ii) would not subject such Lender or Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.

Article III

CONDITIONS TO LOANS

3.1 Conditions Precedent to the Effective Date. The occurrence of the Effective Date is subject to the fulfillment (or waiver), to the reasonable satisfaction of Agent and each Lender, of each of the following conditions:

(a) Agent shall have received (i) this Agreement, (ii) the Pledge and Security Agreement pursuant to which a Lien is granted on the Collateral in favor of the Agent, for the ratable benefit of the Lenders, and pursuant to which the Loan Parties shall have authorized the Agent (or its designee) to file customary “all assets” UCC-1 financing statements against the Loan Parties with respect to the Collateral, (iii) the Agent Fee Letter, (iv) the Intercompany Subordination Agreement, (v) the Perfection Certificate, and (vi) each other Loan Document, each duly executed and delivered by each party hereto or thereto, provided that the Agent hereby confirms that it has received the Intercompany Subordination Agreement and the Original Intellectual Property Security Agreement prior to the Effective Date, and that the conditions to deliver each such document shall be deemed satisfied;

(b) Agent shall have received the written opinions, dated the Effective Date, of counsel to the Loan Parties, with respect to this Agreement and the other Loan Documents;

(c) Agent shall have received a certificate of status with respect to each Loan Party dated within 30 days of the date of effectiveness of this Agreement, or confirmed by facsimile, if facsimile confirmation is available, each such certificate to be issued by the applicable Governmental Authority, and which certificates shall indicate that the applicable Loan Party is in good standing in such jurisdiction;

(d) Agent shall have received a copy of each Loan Party’s Governing Documents, certified by a Responsible Officer with respect to Borrower;

(e) Agent shall have received a copy of the resolutions or the unanimous written consents with respect to each Loan Party, certified as of the Effective Date by a Responsible Officer, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which it is or will be a party and the execution and delivery of the other documents to be delivered by it in connection herewith and therewith;

(f) Agent shall have received a signature and incumbency certificate of the Responsible Officer with respect to each Loan Party executing this Agreement and the other Loan Documents not previously delivered to Agent to which it is a party, certified by a Responsible Officer;

(g) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents (to the extent invoiced at least three Business Days prior to the Effective Date) and all fees due on the Effective Date pursuant to the Engagement Letter and any Fee Letter;

(h) Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower, dated the Effective Date, certifying that the conditions specified in Sections 3.2(a) and (b) have been satisfied, and (ii) a certificate in the form of Exhibit F from the Borrower executed by its chief financial officer (or person with equivalent responsibilities);

(i) Agent shall have received the Historical Financial Statements;

(j) The Arrangers shall have received, at least three Business Days prior to the Effective Date, all documentation and other information requested by it in writing to the Borrower at least ten Business Days prior to the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and the Beneficial Ownership Regulation (including, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification);

(k) [reserved];

(l) Borrower shall have paid (or substantially concurrently herewith will pay) all unpaid interest and fees (including Commitment Fees and Letter of Credits Fees (each term as defined in the Existing Credit Agreement)) then due and payable under the Existing Credit Agreement; and

(m) The Borrower shall have delivered to the Agent, not later than 11:00 a.m. New York City time one Business Day prior to the Effective Date, a Request for Borrowing for an amount not less than the principal amount of the Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Effective Date.

3.2 Conditions Precedent to All Extensions of Credit. The effectiveness of this Agreement on the Effective Date and the obligation of the Lender Group (or any member thereof) to make any Loan hereunder (or to issue, extend or renew any Letter of Credit or extend any other credit hereunder) is subject to the fulfillment, on the Effective Date or at or prior to the time of the making of such extension of credit, as applicable, of each of the following conditions:

(a) the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date or the date of such extension of credit, as applicable, as though made on and as of such date (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates);

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the Effective Date or the date of such extension of credit, as applicable, nor shall either result from the effectiveness of this Agreement or the making of such extension of credit, as applicable;

(c) [reserved];

(d) Borrower shall have delivered to Agent a Request for Borrowing pursuant to the terms of Section 2.6 or 3.1(m) or in the case of any Letter of Credit, a request therefor in accordance with Section 2.10; and

(e) the proceeds of any such extension of credit (including any Letter of Credit) shall have been, and shall be (after giving effect to such requested extension of credit), used to (i) with respect to any extension of credit on the Effective Date, solely to refinance loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date, and (ii) with respect to any other extension of credit, to finance the ongoing working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to finance acquisitions otherwise permitted hereunder. Such use of proceeds shall be evidenced on the Request for Borrowing delivered to Lender pursuant to the terms of Section 2.6 hereof.

Article IV

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower makes the following representations and warranties which shall be true, correct, and complete in all material respects as of the Effective Date, at and as of the date of each Loan, and at and as of the date of each issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein), as though made on and as of the date of the making of such Loan or at and as of the date of such issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein) (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates) and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

4.1 Due Organization. Each Loan Party is (a) a duly organized and validly existing limited liability company, corporation, or limited partnership, as applicable, under the laws of the jurisdiction of its organization and (b) in good standing (or equivalent) under the laws of the jurisdiction of its organization and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect.

4.2 Interests in Loan Parties and Subsidiaries. As of the Effective Date, all of the Equity Interests in each Loan Party and each of its Subsidiaries are owned by the Persons identified in Schedule 4.2. As of the Effective Date, Schedule 4.2 identifies all Loan Parties and all Material Subsidiaries.

4.3 Requisite Power and Authorization. (a) Each Loan Party has all requisite limited liability company, corporate, or limited partnership power and authority to execute and deliver the Loan Documents to which it is a party, and in the case of the Borrower, to borrow the sums provided for in this Agreement; (b) each Loan Party has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals that are not currently required or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect; (c) the execution, delivery, and performance of the Loan Documents to which it is a party have been duly authorized by each Loan Party and all necessary limited liability company, corporate, or limited partnership action in respect thereof has been taken; and (d) the execution, delivery, and performance of the Loan Documents to which a Loan Party is a party do not require any consent or approval of any other Person that has not been obtained.

4.4 Binding Agreements. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and the other Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, and the Loan Documents to which the Guarantors are a party, when executed and delivered by the Guarantors, as applicable, will constitute, the legal, valid, and binding obligations of the Guarantors, as applicable, enforceable against the Guarantors, as applicable, in accordance with their terms, in each case except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) equitable principles of general applicability.

4.5 Compliance with Laws and Other Agreements. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by each of the Guarantors of the Loan Documents to which they are a party, do not and will not: (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations T, U, and X of the Federal Reserve Board) binding on any Loan Party, (ii) any order of any applicable Governmental Authority, court, arbitration board, or tribunal binding on any Loan Party, or (iii) the Governing Documents of any Loan Party, or (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien upon any of the Assets of any Loan Party pursuant to, any Contractual Obligation of any Loan Party (other than Liens permitted under the Loan Documents), or (c) require termination of any Contractual Obligation of any Loan Party, or (d) constitute a tortious interference with any Contractual Obligation of any Loan Party, in each case of clauses (a)(i), (a)(ii), (b), (c) and (d), except as could not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation; Adverse Facts; Environmental Matters.

(a) There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of any Loan Party) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the actual knowledge of Borrower, threatened in writing against or affecting any Loan Party, that could reasonably be expected to have a Material Adverse Effect, or could reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due);

(b) None of the Loan Parties is: (i) in violation of any applicable law (including Environmental Law) in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner that could reasonably be expected to have a Material Adverse Effect, or could reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due); and

(c) (i) There is no action, suit, proceeding or, to the best of Borrower’s knowledge, investigation pending or, to the best of Borrower’s knowledge, threatened in writing against or affecting any Loan Party that questions the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, or proceeding pending against or affecting any Loan Party pursuant to which, on the date of the making of any Loan hereunder or on the date of each issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein), there is in effect a binding injunction that could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the other Loan Documents.

(d) Neither Borrower nor any of its Material Subsidiaries nor any of their respective Facilities or operations are subject to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Borrower’s and its Material Subsidiaries’ knowledge, have been, no conditions or occurrences which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Government Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by the Loan Parties of the Loan Documents to which they are a party, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

4.8 [Reserved].

4.9 Payment of Taxes. All tax returns and reports of the Loan Parties (and all taxpayers with which any Loan Party is or has been consolidated or combined) required to be filed by it has been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon the Loan Parties, and upon their Assets, income, and franchises, that are due and payable have been paid, except to the extent that: (a) the failure to file such returns or reports, or pay such Taxes, assessments, fees, or other governmental charges, as applicable, could not reasonably be expected to have a Material Adverse Effect, or (b) other than with respect to Taxes, assessments, charges or claims which have become a federal tax Lien upon any of any Loan Party’s Assets, such Tax, assessment, charge, or claim is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP. Borrower does not have actual knowledge of any proposed, asserted, or assessed tax deficiency against it or any Guarantor that, if such deficiency existed and had to be rectified, could reasonably be expected to have a Material Adverse Effect.

4.10 Governmental Regulation.

(a) Borrower and its Material Subsidiaries are not, nor immediately after the application by Borrower of the proceeds of the Loans will they be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. Each StepStone Fund that is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, is so registered.

(b) Borrower and each of its Material Subsidiaries and their respective members, partners, officers, directors, other employees (in their capacity as employees), to the extent required under applicable law, are duly registered as an investment adviser or an associated person of an investment adviser, as applicable, under the Investment Advisers Act of 1940, as amended (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for Borrower’s Material Subsidiaries and for the StepStone Funds).

(c) Borrower and each of its Material Subsidiaries, to the extent required under applicable law, are duly registered as a broker-dealer or as a member of a self-regulatory organization, such as FINRA (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for Borrower’s Material Subsidiaries and for the StepStone Funds). Except as set forth on Schedule 4.10, to the extent required pursuant to applicable law, each Broker-Dealer Subsidiary is a member in good standing of FINRA and each Broker-Dealer Subsidiary is duly registered as a broker-dealer with the U.S. Securities and Exchange Commission and/or duly registered as an introducing broker with the CFTC, and in each state where the conduct of a material portion of its business requires such registration, in each case except where the failure to so be in good standing or duly registered, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Borrower, each of its Material Subsidiaries, and each of their respective members, partners, officers, directors and other employees (in their capacity as employees), as the case may be, to the extent required under applicable law, is registered, licensed or qualified as a broker-dealer, broker-dealer representative, a registered representative, or agent in any State of the United States or with the SEC (and has been so registered, licensed or qualified at all times when such registration, license, or qualification has been required by applicable law with respect to the services provided for Borrower’s Material Subsidiaries and for the StepStone Funds). Other than Borrower, its Material Subsidiaries, their respective officers, directors and employees, and other Persons in connection with subadvisory arrangements, there are no other Persons who act in the capacity as an investment adviser (as such term is defined in the Investment Advisers Act of 1940, as amended) or an associated person of an investment adviser, in each case with respect to any of the StepStone Funds.

(e) No Loan Party is subject to regulation under the Federal Power Act or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt.

4.11 Disclosure. As of the Effective Date, no representation or warranty of any Loan Party contained in this Agreement or any other document, certificate, or written statement furnished to Agent or any Lender by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of the Loan Parties for use solely in connection with the transactions contemplated by this Agreement (other than projections (if any), pro forma financial statements and budgets) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole and in light of the circumstances under which they were made, not materially misleading. As of the Effective Date, there is no fact actually known to Borrower (other than matters of a general economic nature) that Borrower believes reasonably could be expected to have a Material Adverse Effect that has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.

4.12 Debt. Neither any Loan Party nor any of their respective Material Subsidiaries has any Debt outstanding other than Debt permitted by Section 6.1 hereof.

4.13 Existing Defaults. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, contained in any Contractual Obligation applicable to it, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.14 No Default; No Material Adverse Effect.

(a) No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from any proposed Loan or Letter of Credit.

(b) Since March 31, 2023, no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

4.15 Perfection, Etc.. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Agent for the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State (or other applicable office) of each Loan Party’s jurisdiction of organization or formation, any applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (b) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required by the Pledge and Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

4.16 Historical Financial Statements; Projections.

(a) Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, neither Borrower nor any of its Material Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Borrower and any of its Material Subsidiaries taken as a whole.

(b) Projections. The projections of Borrower and its Subsidiaries for the period of Fiscal Year 2025 through and including Fiscal Year 2029 delivered to Agent on or prior to the Effective Date (the “Projections”) have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections were furnished to Agent or Lenders; provided, the Projections are not a guarantee of financial performance and actual results may differ from such Projections and such differences may be material.

4.17 Governing Documents of the Loan Parties. As of the Effective Date, true, correct and complete copies of each Loan Party’s Governing Documents have been provided to the Agent and each Lender.

4.18 [Reserved].

4.19 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

4.20 Federal Reserve Regulations; Exchange Act.

(a) None of the Borrower or any of its Material Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Loan or Letter of Credit shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or Letter of Credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.21 Employee Matters; Employee Benefit Plans.

(a) Neither Borrower nor any of its Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the best knowledge of

Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

(b) Borrower, each of its Material Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Material Subsidiaries or any of their ERISA Affiliates except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Material Subsidiaries. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Material Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Material Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA is zero. Borrower, each of its Material Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.22 Sanctions, Anti-Corruption Laws and USA PATRIOT Act.

(a) Borrower represents that (i) none of the Borrower, any of its Material Subsidiaries, or, to Borrower’s or such Material Subsidiary’s knowledge, any of their respective directors, officers, employees or agents is a Sanctioned Person.

(b) The Borrower represents that neither it nor any of its Material Subsidiaries will, directly or, to its knowledge, indirectly, use the proceeds of any Loan or Letter of Credit contemplated by the Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Country, or (ii) in any other manner that will result in a violation of Sanctions, Anti-Corruption Laws or any Anti-Money Laundering Laws by any Person (including any Person participating in the credit or the transaction, whether as lender, underwriter, advisor, investor or otherwise).

(c) None of the Borrower, any of its Material Subsidiaries, nor to the Borrower’s or any Material Subsidiary’s knowledge, any director, officer, employee or agent of Borrower or of any of its Material Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, in each case, in violation of the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”), the United Kingdom Bribery Act of 2010 (as amended, the “UK Bribery Act”), any European Union anti-corruption laws or any other Anti-Corruption Laws applicable to the Borrower or its Material Subsidiaries. Each of the Borrower and its Material Subsidiaries are in compliance in all material respects with Anti-Corruption Laws. The Borrower and its Material Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote compliance by the Borrower, its Material Subsidiaries and their respective directors, officers, employees and agents with such laws and with the representation and warranty contained herein in this clause (c).

(d) The operations of Borrower and its Material Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements under all anti-money laundering laws and regulations of the United States, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of the United Kingdom and other European Union jurisdictions that are applicable to Borrower and its Material Subsidiaries, the rules and regulations thereunder and any related guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by any Governmental Authority before any court or Governmental Authority, authority or body or any arbitrator against Borrower or any of its Material Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Borrower, threatened.

(e) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Material Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and the Borrower, its Material Subsidiaries and, to the knowledge of the Borrower or any of its Material Subsidiaries, their respective directors, officers, employees and agents, are in material compliance with applicable Sanctions.

4.23 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit as set forth in Section 3.2(e).

4.24 Properties; Licenses, Etc..

(a) Title. Except as could not reasonably be expected to have a Material Adverse Effect, each of Borrower and its Material Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid ownership or licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements and in the most recent financial statements delivered pursuant to Section 5.2, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) The Borrower and the Material Subsidiaries own or have a valid right to use, all the Intellectual Property necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. The operation of the respective businesses of the Borrower and the Material Subsidiaries as currently conducted does not infringe upon, misappropriate or violate any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations that have not resulted in, or are not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by the Borrower or any of the Material Subsidiaries is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Material Subsidiary, that, has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except as otherwise permitted under Section 6.6 or, with respect to clause (ii) below, as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all of its rights and franchises, licenses and permits and Intellectual Property Assets (and such other Assets); provided, that no Loan Party (other than Borrower with respect to existence) or any of its Material Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

4.25 Solvency. As of the Effective Date, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

4.26 Beneficial Ownership. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date (if any) to any Lender in connection with this Agreement is true and correct in all material respects.

Article V

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, all other Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cancelled, backstopped, expired or cash collateralized in accordance with the provisions of Section 2.8(a) hereof, or to which other arrangements have been made, in each case, in a manner reasonably satisfactory to the Issuing Lender and Agent) and all other amounts due hereunder, and Borrower will do, and (except in the case of the covenants set forth in Sections 5.2(a), (b), (c), (d) and (e) which covenants shall be performed by the Borrower) will cause the other Loan Parties and their Material Subsidiaries to do, each and all of the following:

5.1 Accounting Records and Inspection. Maintain adequate financial and accounting books and records in accordance with sound business practices and, to the extent so required, GAAP consistently applied, and permit any representative of Agent (and after the occurrence and during the continuance of an Event of Default, a representative of each Lender) upon reasonable prior written notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with Borrower’s or the applicable Material Subsidiary’s officers and independent public accountants; provided, that Borrower shall only be obligated to reimburse Agent for the reasonable and documented, out-of-pocket expenses for one such inspection, audit or examination performed by such representative per calendar year absent the occurrence and continuance of an Event of Default. Subject to Section 11.11, Borrower shall furnish Agent with any information reasonably requested by Agent regarding the Borrower’s or its Subsidiaries’ business or finances promptly upon request.

5.2 Financial Statements and Other Information. Furnish to Agent:

(a) Within 90 days after the end of each fiscal year of Borrower, (i) an annual report containing consolidated statements of financial condition as of the end of such fiscal year, and consolidated statements of operations and cash flows for the Borrower for the year then ended, prepared in accordance with GAAP, which shall be accompanied by a report and an unqualified opinion under generally accepted auditing standards of independent certified public accountants of recognized standing selected by Borrower and reasonably satisfactory to Agent (it being agreed that any of the “Big Four” are reasonably satisfactory) (which opinion shall be without (1) a “going concern” or like qualification or exception (other than any relating to near-term debt maturity or to actual or potential non-compliance with a financial covenant), (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.13); provided that, so long as the Parent is subject to the reporting requirements of the Exchange Act, the filing of the Parent’s report on Form 10-K for such fiscal year shall satisfy the requirements of this clause (i), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to the Agent upon filing thereof, and (ii) a reconciliation (that may be part of the financial statements) prepared by a Financial Officer of the Parent and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year and, unless otherwise separately provided, as between such consolidated Subsidiaries, a reconciliation between the Subsidiaries of the Loan Parties and any Person that is not a Subsidiary of a Loan Party (such reconciliation, the “LP Annual Financial Statements”).

(b) Within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, (i) a financial report containing consolidated statements of financial condition, consolidated statements of operations and cash flows for the Borrower for the period then ended; provided that, so long as the Parent is subject to the reporting requirements of the Exchange Act, the filing of the Parent’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to the Agent upon filing thereof, and, (ii) a reconciliation (that may be part of the financial statements) prepared by a Financial Officer of the Parent and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated

Subsidiaries on a Stand Alone Basis in respect of such year and, unless otherwise separately provided, as between such consolidated Subsidiaries, a reconciliation between the Subsidiaries of the Loan Parties and any Person that is not a Subsidiary of a Loan Party (such reconciliation, the “LP Quarterly Financial Statements”).

(c) Promptly upon the filing thereof, all material documents filed by the Parent with the SEC (which may be by a link to a website containing such document sent by automated electronic notification);

(d) Substantially concurrent with the delivery of the financial reports described above in clauses (a) and (b) of this Section 5.2, a Compliance Certificate duly executed by the chief financial officer (or person with equivalent responsibilities) of Borrower (1) stating that (i) he or she has individually reviewed the provisions of this Agreement and the other Loan Documents, (ii) the financial statements contained in such report have been prepared in accordance with GAAP (except in the case of reports required to be delivered pursuant to clause (b) above, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Parent and its Subsidiaries, (iii) the LP Annual Financial Statements or LP Quarterly Financial Statements, as the case may be fairly present in all material respects the financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of such period other than as provided in any reconciliation for that period, (iv) consistent with past practice, a review of the activities of the Parent and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether the Loan Parties have fulfilled all of their respective obligations under this Agreement, and the other Loan Documents, and (v) no Loan Party is in default in the observance or performance of any of the provisions hereof or thereof, or if any Loan Party shall be so in default, specifying all such defaults and events of which such individual may have knowledge, (2) to the extent information is available in the Parent’s public disclosure and reasonably requested by Agent, attaching a schedule thereto that sets forth, on a StepStone Fund by StepStone Fund basis, the Fee Paying Assets Under Management for such StepStone Fund and (3) attaching a schedule thereto that sets forth a calculation of Consolidated Adjusted EBITDA for the most recent four fiscal quarter period, including reasonable detail of each component of Consolidated Adjusted EBITDA as set forth in the definition thereof and reasonable detail of any portion of Fees included in Consolidated Adjusted EBITDA that is contributed by a Subsidiary;

(e) if not otherwise provided pursuant to clause (a) or (b), above, as applicable, then, substantially contemporaneously with each quarterly and year-end financial report required by clauses (a) and (b) of this Section 5.2, a certificate of the chief financial officer (or person with equivalent responsibilities) of Borrower separately identifying and describing all material Contingent Obligations of the Loan Parties;

(f) notice, as soon as possible and, in any event, within five Business Days after Borrower has knowledge, of: (i) the occurrence of any Event of Default or any Unmatured Event of Default, (ii) any default or event of default as defined in any evidence of Debt of Borrower or under any material agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived, (iii) a breach of, or noncompliance with, any term, condition, or covenant contained in this Agreement or any other Loan Document, (iv) a breach of, or noncompliance with, any term, condition, or covenant of any Contractual Obligation of any Loan Party, that in the case of clauses (ii)—(iv), would result in an Event of Default hereunder, or (v) any condition or event which has resulted or could reasonably be expected to result in a Material Adverse Effect. In any such event, Borrower also shall supply

Agent with a statement from a Responsible Officer of Borrower, setting forth the details thereof and the action that Borrower proposes to take with respect thereto; provided, that Borrower shall not be required to provide any information that reasonably would be expected to result in a waiver of any attorney-client privilege of Borrower;

(g) as soon as practicable, any written report pertaining to material items in respect of Borrower’s internal control matters submitted to Borrower by its independent accountants in connection with each annual audit of the financial condition of Borrower;

(h) [reserved];

(i) [reserved];

(j) promptly, copies of all amendments to the Governing Documents of any Loan Party except for (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in the applicable Loan Party, or (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the Lender Group;

(k) prompt notice of:

(i) all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, against or, to the knowledge of Borrower, threatened in writing against or affecting any Loan Party that has a substantial likelihood of being adversely determined and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(ii) the issuance by any United States federal or state court or any United States federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans or issuing Letters of Credit, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint, in each case, of which Borrower or any of its Material Subsidiaries has knowledge;

(l) reasonably promptly, such other information and data (other than monthly financial statements) with respect to the Loan Parties (including information regarding know-your-customer (including, without limitation, an updated Beneficial Ownership Certification)), as from time to time may be reasonably requested by Agent or any Lender (including any information reasonably requested by Agent or such Lender to enable Agent or such Lender to comply with any of the requirements under Regulations T, U, or X of the Federal Reserve Board);

(m) promptly (and in any event within 30 days) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s legal identity or legal structure or (iii) in any Loan Party’s jurisdiction of organization. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or are made concurrently with such change, under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected First Priority security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed; and

(n) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.2(a), the Borrower shall deliver to the Agent a certificate of its Responsible Officer (or its general partner) either confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Effective Date and (y) the date of the most recent updated certificate delivered pursuant to this Section 5.2(n) and/or identifying such changes.

5.3 Existence. Except as expressly permitted by Section 6.6, preserve and keep in full force and effect, at all times, its existence (and with respect to the Borrower only, its legal existence in a state of the United States or the District of Columbia) and that of each Material Subsidiary unless such Material Subsidiary is wound up or dissolved as a result of the Fund applicable to such Material Subsidiary being wound up or dissolved.

5.4 Payment of Taxes and Claims. Pay all material Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that, unless such Taxes, assessments, charges, or claims have become a federal tax Lien on any of its Assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made there for as required in order to be in conformity with GAAP.

5.5 Compliance with Laws. Comply with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property (including compliance with all Environmental Laws), except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6 Further Assurances. At any time or from time to time upon the request of Agent, Borrower shall, and shall cause each other Loan Party to, execute and deliver such further documents and do such other acts and things as Agent may reasonably request in writing in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral. Each Loan Party hereby agrees (i) that the Agent may from time to time order such additional Uniform Commercial Code, United States Patent and Trademark Office, United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports as the Agent deems reasonably necessary or advisable in order to verify and maintain the priority and perfection of its security interest in the Collateral and (ii) to reasonably cooperate in connection therewith.

5.7 Additional Loan Parties; Additional Collateral. Within 20 days after a Material Subsidiary is formed or acquired or such person becomes (or is required pursuant to the definition of “Immaterial Subsidiaries” to be designated as) a Material Subsidiary, as applicable, notify the Agent of such occurrence, and, within 30 days (or such longer period as the Agent may agree in its reasonable discretion) following such notification, cause such Material Subsidiary (other than an Excluded Subsidiary) to (i) become a Loan Party by delivering to the Agent a Loan Party Joinder Agreement executed by such new Loan Party, (ii) deliver to the Agent a certificate of such Material Subsidiary, substantially in the form of the certificates delivered pursuant to Section 3.1(e) through (g) on the Effective Date, with appropriate insertions and attachments, (iii) if reasonably requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from Gibson, Dunn & Crutcher LLP or other counsel, reasonably satisfactory to the Agent, (iv) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(d), (m) and (n). Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document.

5.8 Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Material Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) name the Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payee clause or endorsement, reasonably satisfactory in form and substance to the Agent, that names the Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Agent of any modification or cancellation of such policy or otherwise be in such form as Agent may reasonably agree.

5.9 Foreign Qualification. Borrower shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect, and each Guarantor shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect.

5.10 [Reserved].

5.11 Cash Management Systems. Within 60 days after the Effective Date (or such later date as may be agreed in the sole discretion of the Agent), the Borrower and the Guarantors shall ensure that all cash held by them in deposit accounts (other than any in Excluded Accounts (as defined in the Pledge and Security Agreement)) are subject to a valid and perfected First Priority security interest in favor of the Agent, for the benefit of the Secured Parties, pursuant to control agreements in form and substance reasonably satisfactory to the Agent (each, a “Control Agreement”).

5.12 Maintenance of Properties. Borrower will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.13 Conduct of Business. From and after the Effective Date, each Loan Party shall, and shall cause each of its Material Subsidiaries to, engage in solely the businesses engaged in by such Loan Party or such Material Subsidiary on the Effective Date and similar or related businesses.

5.14 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Borrower shall, and shall cause each of its Material Subsidiaries to, (a) comply with all Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures designed to ensure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws, (b) ensure it does not directly or, to its knowledge, indirectly use or authorize the use of the proceeds of any of the Loans or Letters of Credit in connection with any improper payment, or otherwise lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person in any manner that would violate or cause Lender to violate any Anti-Corruption Laws or Anti-Money Laundering Laws, and (c) ensure it does not directly or, to its knowledge, indirectly fund any portion of any repayment of the Obligations out of funds or assets derived from any improper payment or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

5.15 Compliance with Sanctions. The Borrower shall not, and shall cause each of its Material Subsidiaries and its and their respective directors, officers, employees and agents to not, directly or, to their knowledge, indirectly use or authorize the use of the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person in any manner that would be prohibited by Sanctions or would otherwise cause Lender to be in breach of any Sanctions or to become a Sanctioned Person. The Borrower, its Material Subsidiaries and its and their respective directors, officers, employees and agents shall comply with all Sanctions in all material respects. Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Material Subsidiaries and their respective directors, officers, employees and agents with all Sanctions.

Article VI

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, all other Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cancelled, backstopped, expired or cash collateralized in accordance with the provisions of Section 2.8(a) hereof, or to which other arrangements have been made, in each case, in a manner reasonably satisfactory to the Issuing Lender and Agent) and all other amounts due hereunder, and Borrower will not do, and, except in respect of Section 6.5, will not permit any Material Subsidiary (and, in the case of Section 6.11, each Subsidiary) to do, any of the following:

6.1 Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:

(a) Debt evidenced by this Agreement and the other Loan Documents;

(b) Debt incurred by any Loan Party; provided that at the time of incurrence of such Debt and after giving pro forma effect thereto, (i) the Borrower would be in compliance with Section 6.13 and (ii) no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of such incurrence; provided further, that the Loan Parties shall cause any Debt incurred pursuant to this clause (b) and owed to any Subsidiary that is not a Loan Party or any other Subordinated Creditor (as defined in the Intercompany Subordination Agreement) to be subordinated to the Loans on substantially the same terms as set forth in the Intercompany Subordination Agreement;

(c) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

(d) Debt of (i) any Loan Party to any other Loan Party, (ii) any Material Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) any Material Subsidiary that is not a Loan Party to a Loan Party; provided, that the Loan Parties shall cause any Debt incurred pursuant to this clause (d) and owed to any Subsidiary that is not a Loan Party or any other Subordinated Creditor (as defined in the Intercompany Subordination Agreement) to be subordinated to the Loans on substantially the same terms as set forth in the Intercompany Subordination Agreement;

(e) Debt which may be deemed to exist pursuant to any performance bonds, surety bonds, statutory bonds, appeal bonds or similar obligations incurred in the ordinary course of business;

(f) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Loan Parties and Subsidiaries;

(h) (i) Debt of a Loan Party or any Material Subsidiaries under (A) any Cash Management Agreement in the ordinary course of business or (B) any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets and (ii) to the extent constituting Debt, Intercompany Total Return Swaps; provided, solely in respect of this clause (h)(ii), (A) to the extent and owed to any Subsidiary that is not a Loan Party or any other Subordinated Creditor (as defined in the Intercompany Subordination Agreement), the payment of any obligations in respect thereof shall be subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to Agent and (B) any such Intercompany Total Return Swap would otherwise be permitted under this Section 6.1 (without giving effect to this clause (h)(ii)) if the notional amount thereof were incurred in the form of a principal amount of intercompany loans between the parties thereto;

(i) Debt described in Schedule 6.1;

(j) Debt incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by any Loan Party or Material Subsidiary;

(k) Debt incurred in the ordinary course of business with respect to the financing of insurance premiums;

(l) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(m) other Debt of Material Subsidiaries (other than any Loan Party) in an aggregate principal amount not to exceed, at the time of incurrence of such other Debt, the greater of (i) $45,000,000 and (ii) 30% of Consolidated Adjusted EBITDA for the most recent four fiscal quarter period with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 5.2(a) or (b), so long as after giving pro forma effect thereto, (i) the Borrower would be in compliance with Section 6.13 and (ii) no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of incurrence of any such other Debt;

(n) Debt incurred by the Borrower pursuant to the Intercompany Loan Agreement; provided, that the Borrower shall cause any Debt incurred pursuant to this clause (n) to be subordinated to the Loans on substantially the same terms as set forth in the Intercompany Subordination Agreement;

(o) guaranties by Loan Parties and Material Subsidiaries in respect of real estate lease obligations incurred in the ordinary course of business;

(p) guaranties by Borrower of Debt of a Guarantor or guaranties by a Guarantor of Debt of the Borrower with respect to, in each case, to Debt otherwise permitted pursuant to this Section 6.1; provided, that if the Debt that is being guaranteed is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations; and

(q) Purchase Money Debt.

6.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens granted by the Loan Parties to Agent in order to secure the Obligations;

(b) Permitted Liens;

(c) Liens described in Schedule 6.2, if any, but not the extension of coverage thereof to other property or assets;

(d) any interest or title of a lessor under any lease entered into by a Loan Party or any Material Subsidiary in its capacity as lessee, tenant or subtenant (i) in the ordinary course of its business, (ii) covering only the assets so leased and (iii) not materially impairing the use by or value to any Loan Party with respect to such leased real property;

(e) leases or subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Borrower or any Material Subsidiaries and disclosed to Agent;

(f) Liens in connection with the financing of insurance premiums in the ordinary course of business which attach solely to the proceeds thereof or any premium refund;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements (i) relating solely to operating leases of personal property entered into the ordinary course of business and (ii) covering assets sold or contributed to any Person not prohibited hereunder;

(h) Liens granted by any Loan Party or any of its Material Subsidiaries, in each case, that is a general partner, manager or member of a Fund to secure any indebtedness incurred by such Fund that is secured by the capital commitments of such Fund and/or the right of such Loan Party or Material Subsidiary, as applicable, to call capital commitments to such Fund;

(i) [reserved];

(j) Liens granted by (i) any Loan Party in favor of any other Loan Party, (ii) any Material Subsidiary that is not a Loan Party in favor of any Loan Party and (iii) any Material Subsidiary that is not a Loan Party in favor of any other Material Subsidiary that is not Loan Party; provided, that if the Lien permitted by this clause (j) is on Assets constituting Collateral, such Lien shall be shall be subject to an intercreditor agreement reasonably satisfactory to the Agent;

(k) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business, and are not violated by any such use;

(l) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement (to the extent that the acquisition or Disposition with respect thereto is otherwise permitted hereunder); provided that (i) the Distribution by the Borrower of cash in an amount equal to such cash earnest money deposit would not be prohibited by Section 6.5 and (ii) such acquisition would not otherwise result in an Event of Default or an Unmatured Event of Default;

(m) Liens encumbering customary deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts and other deposit or brokerage accounts incurred in the ordinary course of business; provided that (i) the Distribution by the Borrower of cash in an amount equal to such deposit would not be prohibited by Section 6.5 and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing at the time of such incurrence;

(n) Liens deemed to exist as a matter of law in connection with permitted repurchase obligations or set-off rights;

(o) Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens securing Debt incurred pursuant to Section 6.1(q); provided, any such Lien shall encumber only the asset acquired or leased, as applicable, in connection with the incurrence of such Debt and proceeds thereof;

(r) Liens securing Debt permitted by Section 6.1(b); provided that such Liens shall be subject to an intercreditor agreement reasonably satisfactory to the Agent;

(s) other Liens on assets of Material Subsidiaries that are not Loan Parties securing Debt permitted by Section 6.1(m); and

(t) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Debt), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof.

6.3 Investments. Make or own, directly or indirectly, any Investment in any Person, except Permitted Investments; provided that no Investments (other than any Permitted Investments in or to a Loan Party) shall be permitted to be incurred so long as an Event of Default under Sections 7.1(a), 7.1(b)(i) (solely with respect to a breach of Section 6.13), 7.1(d), 7.1(e), 7.1(f), or 7.1(g) has occurred and is continuing.

6.4 Negative Pledges. Be party to any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations; provided that the following shall not be prohibited:

(a) specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to a permitted sale of Assets;

(b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

(c) restrictions required by applicable law to be contained in any investment advisory agreement of Borrower or any Material Subsidiary and other restrictions under applicable law;

(d) restrictions contained in any agreement in effect at the time a Material Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower;

(e) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person;

(f) any instrument governing Debt assumed in connection with any New Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(g) in the case of any joint venture or special purpose vehicle which is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement, stockholders agreements or similar agreement solely to the extent of the equity interests of or property held in the subject joint venture or other entity;

(h) restrictions contained in the organizational documents or governing documents with respect to any Fund or general partner thereof;

(i) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; or

(j) agreements in effect on the Effective Date and set forth on Schedule 6.4.

6.5 Dividends; Restricted Junior Debt Payments.

(a) If an Event of Default or Unmatured Event of Default has occurred and is continuing or would result from any of the following, or if any Distribution (as defined below) could reasonably be expected to result in a violation of any applicable provisions of Regulations T, U, or X of the Federal Reserve Board, Borrower shall not make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class of equity interests in Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”), except for (x) irrespective of whether an Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, any Distributions by any Loan Party or, for the avoidance of doubt, any Subsidiary, in each case, to any other Loan Party and (y) irrespective of whether an Event of Default or an Unmatured Event of Default has occurred and is continuing or would result therefrom, to make (A) any Permitted Tax Distribution or (B) any Distribution by the Borrower to the Parent to the extent the proceeds thereof will be used to pay reasonable and customary operating costs and expenses (including overhead costs) of the Parent incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries and Variable Interest Entities (such costs and expenses, the “Parent Operating Expenses”) (provided, any such Parent Operating Expenses are deducted in the determination of Consolidated Net Income of the Borrower and its Subsidiaries for each applicable period); provided, during a Cure Period, the Borrower and its Subsidiaries shall be prohibited from making any Distribution (other than any Permitted Tax Distribution or any Distribution to pay any Parent Operating Expenses, in each case, pursuant to clause (y) above) (notwithstanding the absence of any Event of Default or Unmatured Event of Default).

(b) Directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Debt Payment, except that:

(i) Borrower and any Material Subsidiary may make Restricted Junior Debt Payments in an amount not to exceed $20,000,000;

(ii) Borrower and any Material Subsidiary may make regularly scheduled payments of principal and interest (and fees, indemnities and expenses payable) with respect to any Junior Debt to the extent such payment is permitted by the definitive documentation with respect thereto;

(iii) payments of intercompany Debt (including the Intercompany Loan Agreement) permitted under Section 6.1 to the extent not prohibited by any subordination provisions in respect thereof;

(iv) conversions, exchanges, redemptions, repayments or prepayments of such Debt into, or for, “qualified” equity Securities; and

(v) any “AHYDO” catch-up payment to the extent necessary to avoid the application of Section 163(e)(5) of the Code thereto to Debt of StepStone Group LP or its Material Subsidiaries.

6.6 Restriction on Fundamental Changes. Change its name, change the nature of its business, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or Assets, whether now owned or hereafter acquired, or acquire any business or Assets from, or capital stock of, or be a party to any acquisition of, any other Person except for purchases of inventory and other property to be sold or used in the ordinary course of business.

Notwithstanding the foregoing provisions of this Section:

(a) a Loan Party or any Material Subsidiary may sell or otherwise transfer Assets in accordance with the provisions of Section 6.7 hereof;

(b) a Loan Party or any Material Subsidiary may make Investments in accordance with the provisions of Section 6.3 hereof;

(c) a Loan Party or any Material Subsidiary may acquire any business or Assets (other than Investments, which for the avoidance of doubt, may be permitted under clause (b) above) from any Person to the extent that (i) the Distribution by the Borrower of the cash, Cash Equivalents or other Assets used to fund such acquisition would not have violated this Agreement and (ii) such acquisition would not otherwise result in an Event of Default or an Unmatured Event of Default;

(d) a Loan Party or any Material Subsidiary may change its name or corporate, partnership or limited liability structure so long as, in the case of any change by a Loan Party, such change is permitted under Section 5.2(m);

(e) any Person may merge, consolidate or reorganize with and into a Loan Party or any Material Subsidiary; provided that (i) if such transaction involves a Loan Party, a Loan Party is the sole surviving entity of such merger, consolidation or reorganization and on or prior to the consummation of such merger, consolidation or reorganization, such Loan Party expressly reaffirms its Obligations, if any, to the Lender Group under this Agreement and the other Loan Documents to which it is a party (provided, in the case of any Loan Party other than the Borrower, such reaffirmation may be provided within 5 Business Days of the consummation of such transaction), and (ii) the consummation of such merger, consolidation or reorganization does not result in a Change of Control Event; and

(f) any Material Subsidiary may liquidate, wind-up or dissolve, in each case, in the ordinary course of business, consistent with past practice and to the extent not otherwise material to the Loan Parties and their Material Subsidiaries; provided that all of the proceeds of such liquidation, winding up or dissolution allocable to the direct or indirect ownership in such Material Subsidiary of Borrower or any other Loan Party are distributed to the direct or indirect holder of such Material Subsidiary’s Securities (pro rata based on ownership at the time of such liquidation, wind-up or dissolution) or to a Loan Party or a wholly owned Material Subsidiary of a Loan Party.

6.7 Sale of Assets. Sell, assign, transfer, convey, or otherwise dispose (including in connection with any sale and leaseback transactions) of all or any substantial part of its property or business or any material Assets (determined by reference to the combined financial condition of the Loan Parties and each Material Subsidiary) except that any Loan Party or Material Subsidiary may sell, assign, transfer, convey, or otherwise dispose of any property or Assets (including any investment) (any such transaction, a “Disposition”) (a) in the ordinary course of business and consistent with past practices or so long as such Disposition would not reasonably be expected to have a Material Adverse Effect, (b) so long as such Disposition would not reasonably be expected to have a Material Adverse Effect, to any Person in the ordinary course pursuant to the terms of a Benefit Plan, (c) so long as such Disposition would not reasonably be expected to have a Material Adverse Effect, in connection with the transactions contemplated by the agreements set forth on Schedule 6.7, (d) so long as such Disposition in connection with the exercise of any options or similar transactions by third parties under agreements in which the Borrower or any of its Subsidiaries own an interest, (e) constituting obsolete, worn out, surplus or uneconomic assets, (f) constituting non-core assets (including business lines and divisions) and (g) not in the ordinary course of business, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) (x) are less than $2,000,000 with respect to any single Disposition or series of related Dispositions and (y) when aggregated with the proceeds of all other Dispositions under this clause (g) made within the same fiscal year, are less than $20,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of Borrower) and (2) no less than 75% thereof shall be paid in cash or Cash Equivalents.

6.8 Transactions with Affiliates. Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any Affiliate of Borrower, in each case other than a Loan Party, on terms taken as a whole that are less favorable to Borrower or the relevant Material Subsidiary (as reasonably determined by the Borrower) than those terms that might be obtained at the time from Persons who are not such an Affiliate, or if such transaction is not one in which terms could be obtained from such other Person, on terms that are not negotiated in good faith on an arm’s length basis. In no event shall the foregoing restrictive covenant apply to (a) Debt permitted under Section 6.1, (b) Permitted Investments, (c) the execution, delivery and performance of the Management Agreements, (d) transactions contemplated by the agreements set forth on Schedule 6.8, (e) (i) transactions in the ordinary course pursuant to the terms of a Benefit Plan and (ii) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business, (f) (i) any investment in a Fund and (ii) any transaction between Borrower or any of its Subsidiaries and any Fund in the ordinary course of business, (g) transactions involving the use, transfer, or other Disposition of any Assets, to the extent that (i) the Distribution by Borrower of such Assets would not have violated this Agreement and (ii) such use, transfer, or other Disposition would not otherwise result in an Event of Default or an Unmatured Event of Default, (h) intercompany services agreements entered into from time to time in the ordinary course of business, (i) swaps or exchanges of equity Securities between the Borrower, on one hand, and any Variable Interest Entity, the primary purpose of which is to increase the Borrower’s ownership in the Equity Interests of a Variable Interest Entity, (j) Dispositions permitted under Section 6.7, (k) Distributions and Restricted Junior Debt Payments permitted under Section 6.5, (l) [reserved], (m) transactions permitted hereunder to effect the Peaches Transactions, (n) transactions approved in good faith by the audit committee of the board of directors (or similar governing body) of the Borrower (which committee shall be comprised of at least one independent member of such board of directors (or similar governing body)), (o) any transaction between the Parent, the Borrower and its Subsidiaries or any Variable Interest Entity in the ordinary course of business or consistent with past practices and (p) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries.

6.9 Conduct of Business. Engage in any business other than the businesses in which it is permitted to conduct under its Governing Documents (as in effect on the Effective Date), or any businesses or activities substantially similar or related thereto.

6.10 Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent. Without the prior written consent of Agent and the Required Lenders, which consent shall not unreasonably be withheld or delayed, agree to any amendment to or waiver of the terms or provisions of its Governing Documents except for: (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in the applicable Loan Party or Material Subsidiary, or (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the Lender Group.

6.11 Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued hereunder for any purpose inconsistent with Section 3.2(e) hereof. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12 Margin Regulation. Use any portion of the proceeds of any of the Loans or Letters of Credit in any manner which could reasonably be expected to cause the Loans, the Letters of Credit, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U, or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.13 Financial Covenants.

(a) Total Net Leverage Ratio.

(i) As of the last day of the most recently ended four fiscal quarter period of the Borrower with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 5.2(a) or (b) (commencing with the four fiscal quarter period ending June 30, 2024), permit the Total Net Leverage Ratio, to be greater than 3.50:1.00 (this clause (a)(i), the “Leverage Covenant”).

(ii) Notwithstanding anything to the contrary contained in clause (i) above, in the event that the Leverage Covenant is greater than the amount set forth in clause (i) on the last day of any applicable four fiscal quarter period, the proceeds of any cash common equity contribution made to the Borrower received during, or after the end of, the last fiscal quarter of such four fiscal quarter period and on or prior to the day that is 10 Business Days after financial statements are required to be delivered for such four fiscal quarter period and not otherwise applied for any other purpose hereunder (such date, the “Cure End Date”) will, at the request of the Borrower pursuant to a written notice delivered to the Agent stating the Borrower’s intent to cure such breach of the Leverage Covenant by making a Specified Equity Contribution in accordance with this clause (ii) (such notice, a “Cure Notice”), be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Leverage Covenant at the end of such four fiscal quarter period and any subsequent period that includes a fiscal quarter in such four fiscal quarter period (any such equity contribution, a “Specified Equity Contribution”); provided that (A) no remedies may be exercised under Article VII or otherwise in respect of an Event of Default under clause (i) above unless the applicable Specified Equity Contribution shall not have been made on or prior to the Cure End Date, but no Lender shall be required to make any new Loan or other extension of credit under a Loan Document, and no Issuing Lender shall be required to issue, increase the face amount of, or renew or extend any Letter of Credit, following the delivery of any Cure Notice if the Borrower has not received the proceeds of the relevant Specified Equity Contribution prior to such new Loan or extension of credit or issuance, increase, renewal or extension of a Letter of Credit or concurrently therewith; (B) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the relevant four fiscal quarter period in which no Specified Equity Contribution has been made; (C) no more than six Specified Equity Contributions will be made in the aggregate; (D) the amount of any Specified Equity Contribution will be no greater than the minimum amount required to cause the Borrower to be in pro forma compliance with the Leverage Covenant; (E) any Specified Equity Contributions will be counted solely for the purpose of determining compliance with the Leverage Covenant, and the proceeds thereof will be disregarded for all other purposes under the Loan Documents (including determining the availability or amount of any basket or carve-out and pricing); (F) there shall be no pro forma reduction in Debt or Consolidated Total Net Debt (by netting or otherwise) with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Leverage Covenant for the fiscal quarter for which such Specified Equity Contribution was made and (G) any Cure Notice may be delivered at any time during the then-applicable fiscal quarter or thereafter but prior to the Cure End Date.

(b) Fee Paying Assets Under Management. Permit Fee Paying Assets Under Management as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending June 30, 2024) to be less than the sum of (i) $58,131,000,000 plus (ii) 65.0% of the aggregate amount of (A) any Fee Paying Assets Under Management acquired pursuant to any acquisitions or other investments not constituting organic growth minus (B) Fee Paying Assets Under Management acquired pursuant to clause (ii)(A) that are Disposed of in a secondary transaction, in each case, consummated after the Effective Date and on or prior to the last day of such fiscal quarter, in the case of this clause (ii), calculated as of the date of such acquisition or other investment or Disposition, as applicable, after giving pro forma effect thereto.

6.14 Restrictive Agreements. The Borrower will not, and will not permit any Loan Party, or any Material Subsidiary, to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability to make or repay loans or advances to the Borrower or any of its Material Subsidiaries or to guarantee Debt of any Loan Party or any of its Subsidiaries or the ability in any material respect to pay dividends or other distributions with respect to any of its Securities; provided that: the foregoing shall not apply to (x) restrictions existing on the Effective Date and set forth on Schedule 6.14, (y) restrictions and conditions imposed by law, rule or regulation or by this Agreement or other Loan Documents and (z) customary restrictions and conditions contained in agreements relating to the sale of any property pending such sale, provided that such restrictions and conditions apply only to the property that is to be sold and such sale is permitted under this Agreement.

6.15 Management Agreements. No Material Domestic Subsidiary of the Borrower that is not a Loan Party (other than any Variable Interest Entity that subsequently becomes a Material Domestic Subsidiary) shall at any time be a party to a Management Agreement.

6.16 [Reserved].

6.17 Changes in Fiscal Year. No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, change its fiscal year-end from the year-end for such Person as in effect on the Effective Date.

Article VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Make Payments When Due.

(i) Borrower shall fail to pay any amount owing hereunder with respect to the principal of any of the Loans (or cash collateralize or reimburse obligations in respect of any Letter of Credit) when such amount is due, whether at stated maturity, by acceleration, or otherwise;

(ii) Borrower shall fail to pay, within 5 Business Days of the date when due, any amount owing hereunder with respect to interest on any of the Loans or with respect to any other amounts (including fees, costs, or expenses), other than principal (or cash collateralization or reimbursement obligations in respect of Letters of Credit), payable in connection herewith;

(b) Breach of Certain Covenants.

(i) Borrower shall fail to perform or comply with any covenant, term, or condition contained in Article VI or Sections 5.2(f), 5.3 (with respect to the Borrower) or 5.11;

(ii) [Reserved];

(iii) [Reserved]; or

(iv) any Loan Party shall fail to perform or comply with any other covenant, term, or condition contained in this Agreement or any other Loan Document to which it is a party and such failure shall not have been remedied or waived within 30 days after receipt of notice from Agent of the occurrence thereof; provided, however, that this clause (iv) shall not apply to: (1) the covenants, terms, or conditions referred to in subsections (a) and (c) of this Section 7.1; or (2) the covenants, terms, or conditions referred to in clause (i) above of this subsection (b);

(c) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of the Parent, the Borrower or any other Loan Party to Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document to which it is a party, or as an inducement to the Lender Group to enter into this Agreement or any other Loan Document shall have been false, incorrect, or incomplete in any material respect when made, effective, or reaffirmed, as the case may be;

(d) Involuntary Bankruptcy.

(i) If an involuntary case seeking the liquidation or reorganization of the Parent or any Loan Party or Material Subsidiary under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against the Parent or any Loan Party or Material Subsidiary under any other applicable law and any of the following events occur: (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within 60 days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to make additional Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of any Loan Party or Material Subsidiary; or (5) an order for relief shall have been issued or entered therein;

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over the Parent, any Loan Party or Material Subsidiary to take possession of all or a substantial portion of its Assets shall have been entered and, within 45 days from the date of entry, is not vacated, discharged, or bonded against, provided, however, that, during the pendency of such period, the Lender Group shall be relieved of their obligation to make additional Loans;

(e) Voluntary Bankruptcy. The Parent or any Loan Party or Material Subsidiary shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; the Parent or any Loan Party or Material Subsidiary shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; the Parent or any Loan Party or Material Subsidiary shall consent to the conversion of an involuntary case to a voluntary case; or the Parent or any Loan Party or Material Subsidiary shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets; the Parent, any Loan Party or Material Subsidiary shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or any Loan Party or Material Subsidiary shall make a general assignment for the benefit of creditors;

(f) Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution of the Parent or any Loan Party or Material Subsidiary, and such order shall remain undischarged or unstayed for a period in excess of 45 days;

(g) Change of Control. A Change of Control Event shall occur;

(h) Judgments and Attachments. Any Loan Party or Material Subsidiary shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount, net of any portion thereof that is covered by or recoverable by such Loan Party under applicable insurance policies (if any) in excess of $25,000,000 and shall not discharge, vacate, bond, or stay the same within a period of 30 days;

(i) Guaranty. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or any Guarantor thereunder, except to the extent permitted by the terms of the Loan Documents;

(j) Material Agreements. If there is a default in any material agreement to which Borrower or any Material Subsidiary is a party and such default (a) involves Debt in an aggregate principal amount equal to $25,000,000 or more and (b) either (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party or parties thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or any Material Subsidiary’s obligations thereunder or to terminate such agreement;

(k) Intercompany Subordination Agreement. If any Loan Party makes any payment on account of Debt that has been contractually subordinated under the Intercompany Subordination Agreement, except to the extent such payment is permitted by the terms of the Intercompany Subordination Agreement;

(l) Collateral. (i) Any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof and termination of all Revolving Commitments) or shall be declared null and void, or the Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a value in excess of $25,000,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Agent or any Secured Party to take any action within the sole control of such Person or (ii) any Loan Party shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

(m) Loan Documents. Any provision of any Loan Document (including the guarantees of the Guarantors pursuant to Article XII hereto) shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; and

(n) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect.

7.2 Remedies. Upon the occurrence of an Event of Default:

(a) If such Event of Default arises under subsections (d) or (e) of Section 7.1 hereof, then the Revolving Commitments hereunder immediately shall terminate and all of the Obligations owing hereunder or under the other Loan Documents automatically shall become immediately due and payable (including without limitation the cash collateralization of the Letters of Credit in accordance with Section 2.8(a) hereof), without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) In the case of any other Event of Default that has occurred and is continuing, the Agent at the request of the Required Lenders, by written notice to Borrower, may declare the Revolving Commitments hereunder terminated and all of the Obligations owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable (including without limitation the cash collateralization of the Letters of Credit in accordance with the provisions hereof), without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Upon acceleration, Agent (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce the Lender Group’s rights and remedies hereunder or under the other Loan Documents (including, without limitation, enforcing any and all Liens and security interests created pursuant to the Collateral Documents), or any other rights and remedies as are provided by law or equity. Agent may determine, in its sole discretion, the order and manner in which the Lender Group’s rights and remedies are to be exercised. All payments received by Agent shall be applied in accordance with Section 2.3(d)(i).

In addition to any other rights and remedies granted to the Agent and the other Secured Parties in the Loan Documents, the Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by Borrower on behalf of itself and its Subsidiaries. Borrower further agrees on behalf of itself and its Subsidiaries, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the premises of Borrower, another Loan Party or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.2, after deducting all reasonable and documented costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agent and the Secured Parties hereunder, including reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, Borrower on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition.

7.3 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Borrower by the Agent or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.22, be applied by the Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent (including fees and disbursements and other charges of counsel to the Agent payable under Sections 8.1 and 8.2 and amounts pursuant to Section 2.11(b) payable to Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Sections 8.1 and 8.2) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed L/C Disbursements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed L/C Disbursements, (B) to payment of that portion of the Obligations constituting obligations owing to the Secured Parties pursuant to Secured Hedge Agreements or Secured Cash Management Agreements and (C) to cash collateralize that portion of Letter of Credit Usage comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by Borrower pursuant to Section 2.3, Section 2.8, Section 2.10 or Section 7.2, ratably among the Secured Parties in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (C) above shall be paid to the Agent for the ratable account of the applicable Issuing Lender to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.3, Section 2.8, Section 2.10 and Section 7.2, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.3;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Secured Parties based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

Article VIII

EXPENSES AND INDEMNITIES

8.1 Expenses. Irrespective of whether any Loans are made hereunder, Borrower agrees to pay on demand, to the extent invoiced, any and all Lender Group Expenses.

8.2 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless the Agent-Related Persons, the Lender-Related Persons, and each Participant (collectively the “Indemnitees” and individually as “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims (including Environmental Claims), costs

(including the costs of any investigation, cleanup, removal or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses, and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of (i) the Revolving Commitments, the use or intended use of the proceeds of the Loans, Letters of Credit or the consummation of the transactions contemplated by this Agreement, including, but not limited to, any matter (A) relating to the payment of principal and interest and fees, (B) relating to any Erroneous Payment, or (C) arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Agent and its counsel or (ii) any Environmental Claim relating in any way to the Borrower or any of its Subsidiaries (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall have no obligation hereunder to any Indemnitee to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 8.2. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.

(b) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or an Issuing Lender under Section 8.2(a), each Lender severally agrees to pay to the Agent or such Issuing Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or such Issuing Lender in its capacity as such.

(c) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower and each other Loan Party shall not assert, and hereby waives (i) any claim against the Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Borrower Portal) and (ii) any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. Without limiting the foregoing, no Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Article IX

ASSIGNMENT AND PARTICIPATIONS

9.1 Assignments and Participations.

(a) With the consent of the Agent, each Issuing Lender and the Borrower (which consent, in each case, shall not be (x) required (A) for an assignment to a Lender, an Affiliate of a Lender or any Approved Fund or (B) solely in the case of the consent of the Borrower, if an Event of Default under Sections 7.1(a), 7.1(d) or 7.1(e) has occurred and is continuing or (y) unreasonably withheld, conditioned or delayed), any Lender may assign and delegate to one or more assignees (each, an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Revolving Commitments, the Loans and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (or the remaining amount of any Lender’s Revolving Commitment or amount of Loans, if less); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information including any documentation required pursuant to Sections 2.23(e), (f) and (g) with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, fully executed and delivered by each party thereto, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500; provided, further, that the Borrower shall be deemed to have consented to any such assignment if the Borrower does not respond within ten Business Days of a written request for its consent with respect to such assignment. Any attempted or purported sale, transfer, assignment or delegation in contravention of the consent rights noted in the immediately preceding sentence shall be ab initio null and void and for all purposes be treated as a sale of a participation by the Lender to such Assignee. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee and the consent of Borrower shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance satisfying clause (a) above and payment of the above-referenced processing fee and recordation in the Register, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 8.2 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 8.2(b) of this Agreement relating to any period prior to the effectiveness of such assignment.

(c) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance satisfying clause (a) above and recordation in the Register, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments or the Loans arising therefrom. The Revolving Commitment and the Loans allocated to each Assignee shall reduce such Revolving Commitments or Loans of the assigning Lender pro tanto.

(d) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender and who are not natural persons, the Parent or any of its Subsidiaries or affiliates, or Disqualified Lenders (a “Participant”) participating interests in its Obligations, its Loans, the Revolving Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Loans, the Revolving Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or all or substantially all of the guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this

Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, its Subsidiaries, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Notwithstanding the foregoing, each Participant shall be entitled to the benefits of Sections 2.13, 2.13 and 2.23 (subject to the requirements and limitations therein, including the requirements under Section 2.23(e) and (f) (it being understood that the documentation required under Section 2.23(e) and (f) shall be delivered to the Originating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.24 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.23, with respect to any participation, than the Originating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the Participant acquired the applicable participation. Each Originating Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Originating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(e) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 11.11, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(f) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other central bank having jurisdiction over such Lender, and such Federal Reserve Bank or other central bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g) Notwithstanding anything to the contrary herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date, such assignee shall not retroactively be disqualified from being a Lender. Any assignment in violation of this clause (g) shall not be void, but the other provisions of this clause (g) shall apply:

(i) if any assignment is made to any Disqualified Lender without the Borrower’s prior written consent in violation of this Section 9.1, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Agent, require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.1), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Transferees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations (it being understood that, with respect to any such assignment of Loans, no consent to such assignment that would otherwise be required pursuant to Section 9.1(a) shall be required to be obtained), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, without premium, penalty, prepayment fee or breakage; provided that (i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.1(a) and (ii) such assignment does not conflict with applicable laws;

(ii) the Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the electronic platform approved by the Agent, including that portion of the platform that is designated for “public side” Lenders (it being understood that the list of Disqualified Lenders shall not be effective until it has been posted to that portion of the platform that is designated for “public side” Lenders) or (B) provide the list of Disqualified Lenders to each Lender requesting the same; and

(iii) notwithstanding anything in this Agreement to the contrary, each Loan Party and the Lenders acknowledge and agree that the Agent, solely in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, except as set forth in Section 9.2(b), Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be treated as a sale of a participation. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 9.1 hereof and, except as expressly required pursuant to Section 9.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

9.3 ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X

AGENT; THE LENDER GROUP

10.1 Appointment and Authorization of Agent. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Event of Default or Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise upon written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender, provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the value, validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, (i) the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether an Unmatured Event of Default or Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby, (ii) where Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States or any state thereof, the obligations and liabilities of Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law, and (iii) nothing in this Agreement or any Loan Document shall require the Agent to account to any Lender for any sum or the profit element of any sum received by the Agent for its own account.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent pursuant to this Agreement and the other Loan Documents. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld or delayed (or if an Event of Default has occurred and is continuing, in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article X and Sections 8.1 and 8.2 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. Notwithstanding the foregoing, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights and bound to the obligations set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest other than is necessary to give effect to the parallel debt undertaking included in any Loan Document).

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Loan Parties, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Agent, any Arranger, or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Loan Parties and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

10.2 [Reserved].

10.3 Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each document delivered to Agent pursuant to Sections 5.2(a), (b), (c), (d) and (f)(i) (each a “Report” and collectively, “Reports”), and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report, and

(c) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.11.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, and (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender.

10.4 Set Off; Sharing of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

10.5 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

Each Lender and Issuing Lender hereby agrees that (x) if the Agent notifies such Lender or Issuing Lender that the Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender) (each such Payment, an “Erroneous Payment”), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender or Issuing Lender pursuant to the foregoing shall be conclusive, absent manifest error.

Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Payment.

Each party’s obligations pursuant to the foregoing shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

10.6 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolving Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolving Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. No member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolving Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

10.7 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 10.4 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no Secured Hedge Agreement or Secured Cash Management Agreements will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Hedge Agreements or Secured Cash Management Agreements, as applicable, shall be deemed to have appointed the Agent to serve as administrative agent and the collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

10.8 Credit Bidding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.9 Borrower Communications.

(a) The Agent, the Lenders and the Issuing Lender agree that the Borrower may, but shall not be obligated to, make any Borrower Communications (as defined below) to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Request for Borrowing, any Request for Conversion/Continuation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article XI

MISCELLANEOUS

11.1 No Waivers, Remedies. No failure or delay on the part of Agent or any Lender, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender, or the holder of any interest in this Agreement at law, in equity, or otherwise.

11.2 Waivers and Amendments. Subject to Section 2.14(c) and (d), no amendment or waiver of any provision of this Agreement (other than an amendment pursuant to and in accordance with Section 2.18) or any other Loan Document (other than any Fee Letter), and no consent with respect to any departure by Borrower or any of its Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a) increase or extend any Revolving Commitment of any Lender without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Event of Default or Unmatured Event of Default shall constitute an increase in any Revolving Commitment of any Lender,

(b) postpone, extend or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby,

(d) change “Pro Rata Share” or Sections 2.3, 7.3 or 10.4 without the written consent of each Lender,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders without the written consent of each Lender,

(f) change the definition of “Required Lenders” without the written consent of each Lender,

(g) other than as permitted by Section 12.8 and clause (h) below, release any Loan Party from any obligation for the payment of money without the written consent of each Lender,

(h) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty (or subordinate liens on all or substantially all of the Collateral) without the written consent of each Lender, except in connection with a Disposition of the relevant Guarantor or such Collateral to a Person that is not a Loan Party to the extent expressly permitted by the Loan Documents and except in connection with a “credit bid” undertaken by the Agent at the direction of the Required Lenders pursuant to Section 363(k) or Section 1129(b)(2)(a)(ii) of the Bankruptcy Code or otherwise under the Bankruptcy Code or other sale or Disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release),

(i) subordinate (x) the priority of any payments in respect of any of the Obligations to any other Debt or (y) the priority of any Liens securing the Obligations to any Liens securing any other Debt, in each case, without the written consent of each Lender; or

(j) change the definition of “Alternative Currency” without the written consent of each Multicurrency Lender;

provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or the respective Issuing Lender, as applicable, affect the rights or duties of Agent or such Issuing Lender, as applicable, under this Agreement or any other Loan Document.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

The foregoing to the contrary notwithstanding, an amendment to this Agreement to effectuate an Approved Increase shall only require the consent of Borrower, the Agent and the new Lender and shall not require the consent of any other Lender.

Notwithstanding anything in this Agreement to the contrary, (i) to the extent any waiver, amendment or modification of any provision of this Agreement or any other Loan Document affects the Lenders of a particular Class, but does not affect the Lenders of any other Class, such waiver, amendment or modification shall require the consent of the Required Lenders of such Class (but not any other Lenders) and (ii) no waiver, amendment or modification of any provision of this Agreement or any other Loan Document that materially adversely affects the Lenders of a Class in a manner that does not affect other Classes shall not be effective against the Lenders of such Class unless the Required Lenders of such Class (in addition to any other percentage of Lenders required to consent to such waiver, amendment or modification) shall have consented to such waiver, amendment or modification; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.

If any action to be taken by the Lender Group or Agent hereunder requires the greater than majority or unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or if any Lender is a Defaulting Lender hereunder, then Agent or, if no Event of Default has occurred and is continuing, Borrower, upon at least 5 Business Days’ prior irrevocable notice to the Holdout Lender or Defaulting Lender, may permanently replace the Holdout Lender or Defaulting Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender or Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or such Defaulting Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of any participation in any Letter of Credit Usage) without any premium or penalty of any kind whatsoever. If the Holdout Lender or Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Defaulting Lender shall be made in accordance with the terms of Section 9.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolving Commitments, and the other rights and obligations of the Holdout Lender or Defaulting Lender hereunder and under the other Loan Documents, the Holdout Lender or Defaulting Lender, as applicable, shall remain obligated to make its Pro Rata Share of Loans and to purchase a participation in each Letter of Credit, in accordance with this Agreement.

11.3 Notices. Except as otherwise provided herein, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and certain other documents to be furnished pursuant hereto, which may be sent as provided herein) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier, electronic mail (at such e-mail addresses as a party may designate in accordance herewith), or facsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.3, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated on Schedule 11.3 or separately provided in writing by one party to the other parties. Notices and other communications to the Borrower, any Loan Party, the Lenders, the Agent and the Issuing Lenders hereunder may be delivered or furnished by using Approved Borrower Portals pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.4 [Reserved].

11.5 Headings. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

11.6 Execution in Counterparts; Effectiveness. This Agreement shall become effective, at any time on or prior to the Effective Date, when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document, and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.3), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document (including without limitation any Assignment and Acceptance, any amendments or other Requests for Borrowing, waivers and consents) shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (1) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Lender-Related Person for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.7 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.8 JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN ANY MEMBER OF THE LENDER GROUP OR BORROWER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK (OTHER THAN WITH RESPECT TO ACTIONS BY THE AGENT OR OTHER SECURED PARTY IN RESPECT OF RIGHTS UNDER ANY COLLATERAL AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PERSON FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE AGENT OR OTHER SECURED PARTY IN RESPECT OF RIGHTS UNDER ANY COLLATERAL

AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON SCHEDULE 11.3 (PROVIDED THAT AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT).

11.9 WAIVER OF TRIAL BY JURY. BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

11.10 Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

11.11 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Parent, the Loan Parties and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, used only in connection with this Agreement and in compliance with applicable laws, including United States federal or state securities laws, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group and any of their respective officers, directors, employees, counsel, accountants, auditors and other representatives; provided that in the case of clause (a) and (b), such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (c) as may be required by statute, decision, or judicial or administrative order, rule, regulation or any Governmental Authority (other than any state, federal or foreign authority or examiner regulating banks or banking); provided that, to the extent it may lawfully do so, Agent or any such Lender shall notify Borrower of such requirement prior to any disclosure of such information to a party that Agent or such Lender reasonably believes may not keep such information confidential and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental

Authority (other than any state, federal or foreign authority or examiner regulating banks or banking) pursuant to any subpoena or other legal process; provided that, to the extent it may lawfully do so, Agent or any such Lender shall notify Borrower of such requirement prior to any disclosure of such information to a party that Agent or such Lender reasonably believes may not keep such information confidential and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (e) as requested or required by any state, federal or foreign regulatory or other authority or examiner regulating banks or banking, (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (g) to any potential swap or derivative counterparty to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of its obligations or in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such potential swap or derivative counterparty, assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee is reasonably expected to be an actual swap or derivative counterparty or permitted assignee, purchaser, participant, or pledgee hereof and shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (h) the Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitments and (i) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents or enforcement of any Agent’s, Issuing Lender’s or Lender’s rights under the Loan Documents. The provisions of this Section 11.11 shall survive for 2 years after the payment in full of the Obligations. Notwithstanding the foregoing, confidential information shall not include, as to any Agent or Lender, information independently developed by such Person or its Affiliates, information that was in such Person’s and/or Affiliates possession prior to the Effective Date and was not known by such Person or its Affiliates to be from a confidential source and information that is provided to such Person and/or its Affiliates after the Effective Date from any source without a known obligation of confidentiality to the Borrower and its Affiliates.

11.12 Complete Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement and shall not be contradicted or qualified by any other agreement, oral or written, before the Effective Date.

11.13 USA Patriot Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “USA Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the each Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

11.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

11.15 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Alternative Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans or reimbursement obligations denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in a Specified Currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Specified Currency in which such sum is denominated in accordance with the applicable provisions of this Agreement, be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the applicable Specified Currency with the Judgment Currency. If the amount of the applicable Specified Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in such Specified Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the applicable Specified Currency so purchased is greater than the sum originally due to the Agent or any Lender in such Specified Currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.16 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.17 No Fiduciary Duties. Each of the Loan Parties hereby acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Agent, the Issuing Lenders, the Lenders and their Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any other Loan Party may have conflicting interests regarding the transactions described herein and otherwise. None of the Agent, the Lenders or Issuing Lenders will use confidential information obtained from the Loan Parties by virtue of the transactions contemplated by the Loan Documents or their respective other relationships with any Loan Party in connection with the performance by the Agent, any Lender or Issuing Lender of services for other companies, and none of the Agent, the Lenders or Issuing Lenders will furnish any such information to other companies. Each Loan Party also acknowledges that none of the Agent, the Lenders or Issuing Lenders has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Loan Parties, confidential information obtained from other companies.

Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that none of the Agent, the Lenders and Issuing Lenders will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each of the Agent, the Lenders and Issuing Lenders is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower and the other Loan Parties with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Each Loan Party agrees that it will not assert any claim against the Agent, any Lender or Issuing Lender based on an alleged breach of fiduciary duty by the Agent, such Lender or Issuing Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that none of the Agent, any Lender or Issuing Lender is advising such Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and none of the Agent, the Lenders or Issuing Lenders shall have any responsibility or liability to any Loan Party with respect thereto. Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Agent, each Lender and each Issuing Lender, together with their respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Agent, any Lender or any Issuing Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Agent, any Lender, any Issuing Lender or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

11.18 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.20 Amendment and Restatement of Existing Credit Agreement.

(a) The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement. Each reference to this Agreement in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as amended and restated hereby. This Agreement is not intended to and shall not constitute a novation, substitution, extinguishment or termination of the Obligations under the Existing Credit Agreement and the other Loan Documents.

(b) All “Dollar Loans” (under and as defined in the Existing Credit Agreement) and all “Multicurrency Loans” (under and as defined in the Existing Credit Agreement) which are outstanding immediately prior to the Effective Date shall be automatically converted into and continue as Dollar Loans and Multicurrency Loans, respectively, under this Agreement, in an aggregate amount equal to the principal amount of, respectively, the “Dollar Loans” (as defined in the Existing Credit Agreement) and “Multicurrency Loans” (as defined in the Existing Credit Agreement) so converted. Notwithstanding any provisions to the contrary in the Existing Credit Agreement, the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of such Dollar Loans and Multicurrency Loans as are necessary in order to provide that (i) each Dollar Lender’s Dollar Loans hereunder reflects such Dollar Lender’s Pro Rata Share of the aggregate Dollar Revolving Commitments on the Effective Date, and (ii) each Multicurrency Lender’s Multicurrency Loans hereunder reflects such Multicurrency Lender’s Pro Rata Share of the aggregate Multicurrency Revolving Commitments on the Effective Date (such reallocations, sales, assignments and other actions, collectively, the “Effective Date Reallocation”). Each Existing Lender (including, for the avoidance of doubt, the Exiting Lender) and each Lender hereby consents to the Effective Date Reallocation. The Existing Lenders (other than the Exiting Lender) and the Lenders hereby agree to, on the Effective Date, fund on a cashless basis any amounts and make and receive any payments among themselves as shall be necessary to effectuate the Effective Date Reallocation. Each Lender having a “Multicurrency Revolving Commitment” (as defined in the Existing Credit Agreement) immediately prior to the Effective Date agrees that, on the Effective Date, such “Multicurrency Revolving Commitment” (as defined in the Existing Credit Agreement) shall be converted into a Multicurrency Revolving Commitment hereunder in the amount set forth opposite such Lender’s name on Schedule C. Each Lender having a “Dollar Revolving Commitment” (as defined in the Existing Credit Agreement) immediately prior to the Effective Date agrees that, on the Effective Date, such “Dollar Revolving Commitment” (as defined in the Existing Credit Agreement) shall be converted into a Dollar Revolving Commitment hereunder in the amount set forth opposite such Lender’s name on Schedule C. The Exiting Lender hereby (i) agrees that, on the Effective Date, its “Revolving Commitment” (as defined under the Existing Credit Agreement) will be reduced to zero and (ii) consents to such non-pro rata termination of its Revolving Commitment (as defined in the Existing Credit Agreement). From and after the Effective Date, the Exiting Lender shall have no obligation to provide any Advances under this Agreement and shall not be a Lender or a Secured Party hereunder or under any other Loan Documents.

(c) This Agreement does not discharge or release any Lien (or affect the priority thereof) under any Loan Document or any other security therefor or any guarantee thereof, and the Liens, Guaranty and security interests existing immediately prior to the Effective Date in favor of the Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respect continuing and in full force and effect with respect to all Obligations.

(d) Nothing expressed or implied in this Agreement or any other document contemplated hereby and executed by the Loan Parties on the Effective Date shall be construed as a release or other discharge of any Loan Party under any Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement or any other Loan Document executed and delivered concurrently herewith. This Agreement and each of the other Loan Documents shall remain in full force and effect, until and except as modified. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under any Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document in similar or different circumstances.

11.21 Reaffirmation. Each of the Borrower and the other Loan Parties hereby agrees, acknowledges, affirms and confirms that, notwithstanding the effectiveness of this Agreement, on and after the Effective Date (A) the Liens created pursuant to, or otherwise evidenced by, each of the Collateral Documents, for the benefit of the Secured Parties, continue to be in full force and effect and (B) its guarantee of the Obligations and liabilities under this Agreement and each other Loan Document continues to be in full force and effect, in each case after giving effect to this Agreement.

Article XII

GUARANTY

12.1 Guaranty of Payment. Subject to Section 12.7, each Guarantor hereby unconditionally and irrevocably and jointly and severally guarantees to the Agent, for the benefit of the Lenders and the Issuing Lenders, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). Any payment hereunder shall be made at such place and in the same currency as such relevant Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

12.2 Obligations Unconditional.

(a) Guarantee Absolute. The obligations of the Guarantors under this Article XII are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Loan Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment in full of the Obligations, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge, terminate, alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any application by any member of the Lender Group of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;

(v) any settlement, compromise, release, liquidation or enforcement by any member of the Lender Group of any of the Obligations;

(vi) the giving by any member of the Lender Group of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Borrower or any other Person, or to any Disposition of any Securities by the Borrower or any other Person;

(vii) the exercise by any member of the Lender Group of any of their rights, remedies, powers and privileges under the Loan Documents;

(viii) the entering into any other transaction or business dealings with the Borrower or any other Person; or

(ix) any combination of the foregoing.

(b) Waiver of Defenses. The enforceability of this Agreement and the liability of the Guarantors and the rights, remedies, powers and privileges of the Lender Group under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i) the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;

(ii) any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Guarantor relating thereto;

(iii) the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations;

(iv) the cessation, for any cause whatsoever, of the liability of the Borrower or any Guarantor with respect to any of the Obligations;

(v) any failure of any member of the Lender Group to marshal assets, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrowers or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Guarantor under this Agreement, the Lender Group being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that the Borrower may be in default of its obligations under any Loan Document;

(vi) any counterclaim, set-off or other claim which the Borrower or any Guarantor has or claims with respect to any of the Obligations;

(vii) any failure of any member of the Lender Group to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts. or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrower or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;

(ix) any action taken by any member of the Lender Group that is authorized by this Section or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action; or

(x) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment in full of the Obligations.

(c) Waiver of Counterclaim. The Guarantors expressly waive, to the fullest extent permitted by law, for the benefit of the Lender Group, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any member of the Lender Group exhaust any right, power, privilege or remedy or proceed against the Loan Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations, and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d) Other Waivers. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of the Lender Group, any right to which it may be entitled:

(i) that the assets of the Borrower first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Guarantor;

(ii) to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against such Guarantor; and

(iii) to have its obligations hereunder be divided among the Guarantors, such that each Guarantor’s obligation would be less than the full amount claimed.

12.3 Modifications. Each Guarantor agrees to the fullest extent permitted by applicable law that (a) all or any part of any security which hereafter may be held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Agent, the Lenders and the Issuing Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

12.4 Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this guaranty by the Agent, the Lenders and the Issuing Lenders, and of all Loans made to the Borrower by the Lenders and Letters of Credit issued by the Issuing Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Obligations, or the Agent’s, Lenders’ or Issuing Lenders’ subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrower might otherwise be entitled in connection with the guaranty evidenced by this Section 12.4; and (f) demand for payment under this guaranty.

12.5 Reinstatement. The obligations of each Guarantor under this Section 12.5 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lenders on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent, Lenders and Issuing Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.6 Remedies. Each Guarantor agrees to the fullest extent permitted by applicable law that, as between such Guarantor, on the one hand, and the Agent, Lenders and Issuing Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by such Guarantor.

12.7 Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

12.8 [Reserved].

12.9 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations; provided that each Qualified ECP Guarantor shall only be liable under this Section 12.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.9, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the satisfaction and discharge of all Guaranteed Obligations. Borrower and each Qualified ECP Guarantor intends that this Section 12.9 constitute, and this Section 12.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of Borrower and each Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

STEPSTONE GROUP LP, as the Borrower

By: StepStone Group Holdings LLC, its general partner

By:	/s/ David Park
Name:	David Park
Title:	Partner and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Agent, Multicurrency Lender and Issuing Lender

By:	/s/ Alfred Chi
Name:	Alfred Chi
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Multicurrency Lender

By:	/s/ Dan Starr
Name:	Dan Starr
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Multicurrency Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Multicurrency Lender

By:	/s/ Alex Figueroa
Name:	Alex Figueroa
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Multicurrency Lender

By:	/s/ Jared K. Mizak
Name:	Jared K. Mizak
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CADENCE BANK, as a Dollar Lender

By:	/s/ Leslie Fredericks
Name:	Leslie Fredericks
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

COMERICA BANK, as a Multicurrency Lender

By:	/s/ Cailyn Coburn
Name:	Cailyn Coburn
Title:	Portfolio Manager

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Multicurrency Lender

By:	/s/ Aaron Marks
Name:	Aaron Marks
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANC OF CALIFORNIA, as a Dollar Lender

By:	/s/ Jessica Honesto
Name:	Jessica Honesto
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

TRISTATE CAPITAL BANK, as a Dollar Lender

By:	/s/ Ellen Frank
Name:	Ellen Frank
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

ZIONS BANCORPORATION, NA DBA CALIFORNIA BANK AND TRUST, as Exiting Lender

By:	/s/ Newton Pham
Name:	Newton Pham
Title:	EVP

[Signature Page to Amended and Restated Credit Agreement]